Exhibit 10.1

[*Confidential treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with a series of three asterisks in brackets [***], has been filed separately with the Securities and Exchange Commission.]

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

among

CARDIOTECH INTERNATIONAL, INC.

and

MEDOS MEDIZINTECHNIK AG

Effective as of June 30, 2007

Entered into on July 3, 2007

TABLE OF CONTENTS

1.	DEFINITIONS	5

2.	SALE AND TRANSFER OF SHARES; CLOSING	14

2.1.	Shares	14
2.2.	Purchase Price	14
2.3.	Closing	14
2.4.	Closing Obligations	15
2.5.	Purchase Price Adjustment	15
2.6.	Determination Respecting Financial Matters	16
2.7.	Escrow	16

3.	REPRESENTATIONS AND WARRANTIES OF SELLER AND GISH	17

3.1.	Organization and Good Standing	17
3.2.	Authority; No Conflict	17
3.3.	Capitalization	18
3.4.	Financial Statements	19
3.5.	Books And Records	19
3.6.	Title to Properties; Encumbrances	19
3.7.	Condition and Sufficiency of Assets	20
3.8.	Accounts Receivable	20
3.9.	Inventory	21
3.10.	Taxes	21
3.11.	No Material Adverse Change	24
3.12.	Labor and Employment Matters	24
3.13.	Compliance with Legal Requirements; Governmental Authorizations	26
3.14.	Legal Proceedings; Orders	29
3.15.	Products Liability	30
3.16.	Absence of Certain Changes and Events	30
3.17.	Contracts; No Defaults	32
3.18.	Insurance	35
3.19.	Environmental Matters	36
3.20.	Employees	38
3.21.	Labor Relations; Compliance	38
3.22.	Intellectual Property	39
3.23.	No Intragroup Liabilities	44
3.24.	Certain Payments	44
3.25.	Disclosure	44
3.26.	Brokers or Finders	44

4.	REPRESENTATIONS AND WARRANTIES OF BUYER	45

4.1.	Organization and Good Standing	45
4.2.	Authority; No Conflict	45
4.3.	Certain Proceedings	46

4.4.	Brokers or Finders	46

5.	COVENANTS OF SELLER AND GISH PRIOR TO CLOSING DATE	46

5.1.	Access and Investigation	46
5.2.	Operation of the Businesses	46
5.3.	Negative Covenants	47
5.4.	Required Approvals	47
5.5.	Notification	47
5.6.	No Negotiation	48
5.7.	Tax Matters	48
5.8.	Best Efforts	48

6.	COVENANTS OF BUYER	48

6.1.	Covenants Prior to Closing Date	48
6.2.	Notification	49

7.	CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE	49

7.1.	Accuracy of Representations	49
7.2.	Seller’s Performance	49
7.3.	Consents	50
7.4.	Additional Documents	50
7.5.	No Proceedings	50
7.6.	No Claim Regarding Stock Ownership or Sale Proceeds	50
7.7.	No Prohibition	51
7.8.	Cash in Gish at Closing	51

8.	CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE	51

8.1.	Accuracy of Representations	51
8.2.	Buyer’s Performance	51
8.3.	Additional Documents	52
8.4.	No Proceedings	52

9.	TERMINATION	52

9.1.	Termination Events	52
9.2.	Effect of Termination	53

10.	INDEMNIFICATION; REMEDIES	53

10.1.	Survival; Right to Indemnification Not Affected by Knowledge	53
10.2.	Indemnification And Payment Of Damages By Seller	53
10.3.	Indemnification and Payment of Damages by Buyer	54
10.4.	Time Limitations	55
10.5.	Limitations On Amount—Seller	55
10.6.	Limitations On Amount-Buyer	56
10.7.	Calculation of Indemnity Payments	56
10.8.	Tax Treatment of Indemnification	56

10.9.	Procedure For Indemnification-Third Party Claims	56
10.10.	Procedure for Indemnification-Other Claims	58
10.11.	Arbitration	58

11.	TAX MATTERS	58

11.1.	Tax Indemnification	58
11.2.	Straddle Period	59
11.3.	Filing of Tax Returns through the Closing Date	59
11.4.	Cooperation on Tax Matters	60
11.5.	Tax-Sharing Agreements	60
11.6.	Certain Taxes and Fees	60
11.7.	Audits	61
11.8.	Carrybacks	61
11.9.	Contests	61

12.	GENERAL PROVISIONS	62

12.1.	Non-Competition/Non-Solicitation	62
12.2.	Expenses	64
12.3.	Public Announcements	64
12.4.	Confidentiality	64
12.5.	Notices	65
12.6.	Jurisdiction; Service of Process	66
12.7.	Further Assurances	66
12.8.	Waiver	67
12.9.	Entire Agreement and Modification	67
12.10.	Disclosure Schedule	67
12.11.	Assignments, Successors, and No Third-Party Rights	67
12.12.	Severability	68
12.13.	Section Headings, Construction	68
12.14.	Time Of Essence	68
12.15.	Governing Law	68
12.16.	Counterparts	68

exhibits

Exhibit 2.4(a)	License Agreement
Exhibit 2.4(b)	Wiring Instructions
Exhibit 2.7	Escrow Agreement
Exhibit 3.10(l)	Pages 60 - 63 of Form 1120 of Seller
Exhibit 7.4(a)	Opinion by Seyfarth Shaw LLP
Exhibit 10.2(g)	List of employees

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”) is effective as of June 30, 2007, and is made by and among CardioTech International Inc, a Massachusetts corporation (“Seller”), Gish Biomedical, Inc., a California corporation (“Gish”) and MEDOS Medizintechnik AG, a company organized under the laws of the Federal Republic of Germany (the “Buyer”).

BACKGROUND.

(a)           Gish is a wholly owned subsidiary of Seller.  Gish is engaged in the business of designing, manufacturing, marketing and selling disposable medical devices and products for various surgical specialties including cardiovascular surgery, orthopedics, and oncology, including custom cardiovascular tubing systems, blood reservoirs, cardioplegia delivery systems, oxygenators, central venous access catheters and ports, and blood recovery devices for post-operative use in orthopedic surgeries (collectively, the “Business”).

(b)           For the consideration contemplated by this Agreement and subject to and upon the terms and conditions set forth in this Agreement, Seller desires to sell, and Buyer desires to purchase, all of the issued and outstanding shares (the “Shares”) of the capital stock of Gish.

The parties, intending to be legally bound, agree as follows:

1.                                       DEFINITIONS.

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

“Accounts Receivable” shall have the meaning as defined in Section 3.8 hereof.

“Affiliate” means with respect to any Person, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

“Applicable Contract” means any Contract (a) under which Gish has or may acquire any rights, (b) under which Gish has or may become subject to any obligation or liability, or (c) by which Gish or any of the assets owned or used by it is or may become bound.

“Audit” means any audit, assessment, investigation, examination, or proposed claim or adjustment, of or by the IRS, any other Governmental Body and/or any judicial, administrative or other proceeding or litigation (including any appeal of any such judicial, administrative or other proceeding or litigation), relating to any Tax or Tax Return.

“Balance Sheet” shall have the meaning defined in Section 3.4 hereof.

“Business” shall have the meaning defined in the Background section of this Agreement.

“Business Day” shall mean a day other than a Saturday, Sunday or any other day on which commercial banks in New York City are authorized or required by law to close.

“Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision.

“Buyer” shall have the meaning defined in the first paragraph of this Agreement.

“Cash” means, as of any date of determination, the sum of Gish’s cash, cash equivalents and investments on hand in financial institution accounts, and any lock box receipts received on or prior to the close of business on June 29, 2007, less the total amount of any checks which have been written but have not cleared the bank as of such date.

“Closing” shall have the meaning defined in Section 2.3 hereof.

“Closing Date” shall have the meaning defined in Section 2.3 hereof.

“Closing Date Schedule” shall have the meaning defined in Section 2.3 hereof.

“Closing Payment” shall have the meaning defined in Section 2.2 hereof.

“Closing Purchase Price” shall have the meaning defined in Section 2.2 hereof.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

“Consent” means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

“Contract” means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Controlled Group Liability” shall have the meaning defined in Section 3.12 hereof.

“Damages” shall have the meaning defined in Section 10.2 hereof.

“Disclosure Schedule” means the disclosure schedule delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement.

“Draft Post-Closing Statement” shall have the meaning defined in Section 2.5 hereof.

“Employee Plan” shall have the meaning defined in Section 3.12 hereof.

“Encumbrance” means any charge, claim, community property interest, condition, encumbrance, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental, Health, and Safety Liabilities” means any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

(a)           any environmental, health, or safety matters or conditions (including on-site or off- site contamination, occupational safety and health, and regulation of chemical substances or products);

(b)           fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

(c)           financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

(d)           any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

(e)           The terms “removal,” “remedial,” and “response action,” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. 9601 et seq., as amended (“CERCLA”).

“Environmental Law” means any Legal Requirement that requires or relates to:

(a)           advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b)           preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

(c)           reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

(d)           assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e)           protecting the Environment, natural resources, species, or ecological amenities;

(f)            reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

(g)           cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

(h)           making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“ERISA” means the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Escrow Account” shall have the meaning defined in Section 2.7 hereof.

“Escrow Agent” means Citizens Bank.

“Escrow Agreement” means the agreement with the Escrow Agent as set forth in Exhibit 2.7 hereof.

“Escrow Fund” shall have the meaning defined in Section 2.7 hereof.

“Facilities” means any real property, leaseholds, or other interests currently or formerly owned or operated by Gish and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) owned or operated by Gish.

“FDA” means the United States Food and Drug Administration.

GAAP” means United States generally accepted accounting principles, as in effect from time to time, applied on a consistent basis.

“Governmental Authorization” means any rule, regulation, approval, consent, license, permit, clearance, waiver, supplement or amendment, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” means any:

(a)           nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(b)           federal, state, local, municipal, foreign, or other government;

(c)           governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(d)           multi-national organization or body; or

(e)           body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Guarantee” means a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, a guarantee of the payment of dividends or other distributions upon the capital stock of any Person, an agreement to purchase, sell or lease (as lessee or lessor) property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of his, her or its obligations or an agreement to assure a creditor against loss, and including, without limitation, causing a bank to open a letter of credit for the benefit of another

Person, but excluding endorsements for collection or deposit in the Ordinary Course of Business.  The terms “Guarantee” and “Guaranteed” used as a verb shall have a correlative meaning.

“Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or Gish.

“Hazardous Materials” means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefore and asbestos or asbestos-containing materials.

“Indebtedness” shall mean, as to any Person:  (a) indebtedness created, issued or incurred by such Person for borrowed money (whether by loan or the issuance and sale of debt securities); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business; (c) Indebtedness of others secured by an Encumbrance on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) capital lease obligations of such Person; and (f) Indebtedness of others Guaranteed by such Person.

“Indemnified Persons” shall have the meaning defined in Section 10.2 hereof.

“Initial Purchase Price” shall have the meaning defined in Section 2.2 hereof.

“Intellectual Property Assets” shall have the meaning defined in Section 3.22 hereof.

“Intragroup Liabilities” shall have the meaning defined in Section 3.23.

“Inventory” means raw materials, components, parts, work-in-process, finished goods, in process and bulk products, goods for resale, operating supplies, maintenance materials, merchandise, labels, inserts, packaging materials and other supplies or accessories related thereto which are held at, or are in transit from or to, any manufacturing location of Gish.

“IRS” means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“IT Systems” means any and all information technology and computer systems (including computers, software, databases, middleware, firmware, servers, workstations, routers, hubs, switches, networks, data communications lines and hardware) relating to the transmission, storage, organization, processing or analysis of data and information, which technology and systems are used in or necessary to the conduct of the Business.

“Knowledge” means with respect to:  (a) an individual respecting a particular fact or other matter, that such individual is actually aware of such fact or other matter, or a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter; and (b) a Person (other than an individual) respecting a particular fact or other matter, that any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person or any Person in similar capacity has, or at any time had, Knowledge of such fact or other matter.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

“Occupational Safety and Health Law” means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Ordinary Course of Business” an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the certificate or articles of organization or formation, and limited liability company or operating agreement of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

“Party” shall mean Seller, on the one hand, and Buyer, on the other hand, and shall be referred to collectively as the “Parties.”

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Post-Closing Adjustment” shall have the meaning defined in Section 2.5 hereof.

“Post-Closing Statement” shall have the meaning defined in Section 2.5 hereof.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Proprietary Rights Agreement” shall have the meaning defined in Section 3.21.

“Purchase Price” shall have the meaning defined in Section 2.2 hereof.

“Purchase Price Adjustment” means the amount by which (x) the Total Stockholder Equity as of March 31, 2007 as set forth on the Balance Sheet exceeds (or is less than) (y) Total Stockholder Equity as of the Closing Date as set forth in the Post Closing Statement.

“Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

“Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Restricted Period” shall have the meaning defined in Section 12.1 hereof.

“Securities Act” means the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Seller” shall have the meaning defined in the first paragraph of this Agreement.

“Shares” shall have the meaning defined in the Background section of this Agreement.

“Straddle Period” shall have the meaning defined in Section 11.2 hereof.

“Subsidiary” means with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, “Subsidiary” means a Subsidiary of Gish.

“Tax” and “Taxes” mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions, levies and liabilities, including, without limitation, taxes based upon, measured by, or with respect to income, net income, gross income, earnings, profits or gross receipts, or any sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, environmental, alternative, add-on minimum, custom duties, capital stock, social security (or similar), unemployment, disability, gains, recapture, estimated, or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, penalty, and addition thereto.

“Tax Claim” shall have the meaning defined in Section 11.9 hereof.

“Tax Indemnitee” shall have the meaning defined in Section 11.1 hereof.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information (and including any amended return, report, statement, schedule, notice, form or other document or information) filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of or otherwise in respect of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Threat of Release” means a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

“Threatened” means any claim, Proceeding, dispute, action, or other matter for which any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

“Total Stockholder Equity” has the meaning as defined under GAAP.

2.                                       SALE AND TRANSFER OF SHARES; CLOSING

2.1.          Shares.

Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Seller.

2.2.          Purchase Price.

(a)           At the Closing, Buyer shall pay to Seller the following amount: (i) US Dollars seven million five hundred thousand (USD 7,500,000), plus (ii) US Dollars One Million (USD 1,000,000) equal to Cash, as reflected on the Post-Closing Statement (the aggregate of (i) and (ii), the “Initial Purchase Price”), minus (iii) the Escrow Fund (the Initial Purchase Price as so adjusted, the “Closing Purchase Price”) and minus (iv) Fifty Thousand US Dollars (USD 50,000) previously paid by Buyer to Seller as a deposit (the aggregate of (i), (ii), (iii) and (iv) the “Closing Payment”). The Closing Purchase Price shall be subject to a post-closing adjustment calculated pursuant to Section 2.5 hereof (the Closing Purchase Price, as so adjusted, the “Purchase Price”).

(b)           To the extent that Buyer or any agent of Buyer is required by law to deduct and withhold Tax from the consideration otherwise payable pursuant to this Agreement, Buyer shall be entitled to deduct and withhold such Tax, and the amount of such withheld Tax shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such Tax withholding was made by Buyer.

2.3.          Closing.

(a)           The purchase and sale of the Shares (the “Closing”) provided for in this Agreement will take place at the offices of Seller at 10:00 a.m. (local time) on the later of (i) 10 (ten) Business Days following the satisfaction or waiver by the party entitled to waive the condition of all conditions to the closing set forth in Section 2.4 hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or (ii) at such other time and place as the parties may agree in writing (the “Closing Date”).

(b)           Immediately prior to the Closing, the Seller shall deliver a schedule (the “Closing Date Schedule”) to the Buyer setting forth all of the components of the Purchase Price and specifying the manner (including wire instructions) pursuant to which all such payments shall be made.  The Closing Date Schedule is set forth in Section 2.3 of the Disclosure Schedule.

2.4.          Closing Obligations.

At the Closing:

(a)           Seller shall execute, acknowledge (if appropriate) and deliver or cause to be delivered to Buyer of:

(i)            A certificate or certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers) in blank for transfer to Buyer;

(ii)           [***];

(iii)          a copy of the License Agreement between Seller and Gish, dated June 29, 2007, in the form of Exhibit 2.4(a) to this Agreement; and

(iv)          to Buyer and Escrow Agent an executed copy of the Escrow Agreement.

(b)           Buyer will deliver or cause to be delivered:

(i)            to Seller the Closing Payment by wire transfer to the respective account referred to in Exhibit 2.4(b);

(ii)           to Escrow Agent the Escrow Fund amount by wire transfer to the respective account referred to in Exhibit 2.4(b); and

(iii)          to Seller and Escrow Agent an executed copy of the Escrow Agreement.

2.5.          Purchase Price Adjustment.

(a)           As promptly as practicable following the Closing Date, but in no event more than 20 (twenty) days following the Closing Date, Seller shall prepare and deliver to Buyer a closing statement in the form of a balance sheet for Gish as at the Closing Date, certified by its chief executive officer (the “Draft Post-Closing Statement”), setting forth Seller’s final calculation of the Purchase Price Adjustment.

(b)           If Buyer has any objections to the Draft Post-Closing Statement, then it must deliver a statement describing its objections to Seller within 40 (forty) days after Seller delivers the Draft Post-Closing Statement to Buyer.  If Seller has not delivered to Buyer the Draft Post-Closing Statement within 30 (thirty) days after the Closing, Buyer shall prepare at Seller’s expense the Draft Post-Closing Statement. During the 40-day period, during the 20-day period set forth in Section 2.5(a) and any other time, following the Closing, Buyer, Seller and their respective Representatives shall be provided full access to all of the working papers relating to the preparation of the Draft Post-Closing Statement.  Seller and Buyer shall make a diligent, good faith effort to promptly resolve any objections to the Draft Post-Closing Statement.  If Seller and Buyer are unable to resolve all objections to the Draft Post-Closing Statement within 30 (thirty) days after Seller receives Buyer’s statement of objections, the Parties shall resolve them in the manner specified in Section 10.11 hereof.

(c)           The Draft Post-Closing Statement shall be regarded as the “Post-Closing Statement” (i) if it has been adjusted based on the written agreement of Seller and Buyer, or (ii) in case Seller and Buyer are able to resolve all objections, if it has been adjusted, based on the final judgment arrived at in accordance with Section 10.11 hereof, if such arbitration proceedings were used, or (iii) as delivered to Seller, if Seller did not object to the Draft Post-Closing Statement in the manner and time specified in Section 2.5(b) hereof, or (iv) if prepared by Buyer, if Seller has failed to deliver to Buyer a Draft Post-Closing Statement within 30 (thirty) days after Closing.  The “Post-Closing Adjustment” shall be the amount of the Purchase Price Adjustment as set forth on the Post-Closing Statement.

(d)           The Closing Purchase Price shall be adjusted as follows:

(i)            If the amount of the Closing Adjustment is greater than zero, the Seller shall pay to Buyer an amount equal to such difference.  Such payment shall be made within 5 (five) Business Days of the date on which the Post-Closing Statement is determined pursuant to Section 2.5(c) hereof.

(ii)           If the amount of the Closing Adjustment is less than zero, then Buyer shall pay to Seller an amount equal to such difference.  Such payment shall be made within 5 (five) Business Days of the date on which the Post-Closing Statement is determined pursuant to Section 2.5(c) hereof.

2.6.          Determination Respecting Financial Matters.

All determinations respecting financial matters of Gish, including the preparation of the Draft Closing Statement and the Post-Closing Statement, shall be made in accordance with GAAP, it being understood and agreed that Seller shall not be required to cause any of the Draft Closing Statement or Post-Closing Statement to be audited.

2.7.          Escrow.

(a)           On the Closing Date, Buyer shall deposit an amount equal to 1,000,000 US Dollars (USD One Million; the “Escrow Fund”) in an interest bearing escrow account (the “Escrow Account”) with the Escrow Agent.  It is agreed and understood that all right, title and interest in the Escrow Account and all monies or other property in the Escrow Account shall remain the property of Buyer until released to Seller from the Escrow Account.

(b)           In the event that any portion of the Escrow Fund remains in the Escrow Account 12 (twelve) months after the Closing Date and that there are no claims by Buyer pending pursuant to this Agreement, the portion of the Escrow Fund remaining in the Escrow Account, if any, shall be released from the Escrow Account to Seller.

(c)           In the event that the Escrow Amount is not sufficient to satisfy Buyer’s claim or claims under this Agreement, Seller shall continue to be liable for any such excess amount (each such claim, an “Excess Amount”), subject to the limits otherwise provided by this Agreement and the Escrow Fund shall be released from the Escrow Account to Buyer.

3.                                       REPRESENTATIONS AND WARRANTIES OF SELLER AND GISH

Seller and Gish represent and warrant to Buyer as follows:

3.1.          Organization and Good Standing.

(a)           Gish is a corporation organized, validly existing, and in good standing under the laws of the State of California, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts.  Gish is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

(b)           Seller has delivered or made available to Buyer copies of the Organizational Documents of Gish, as currently in effect.

3.2.          Authority; No Conflict.

(a)           This Agreement constitutes the legal, valid, and binding obligation of each of Seller and Gish, enforceable against each of Seller and Gish in accordance with its terms.  Upon the execution and delivery by each of Seller and Gish of this Agreement and the agreements contemplated hereby, this Agreement (and such other agreements) will constitute the legal, valid, and binding obligations of each of Seller and Gish, enforceable against each of Seller and Gish in accordance with their respective terms.  Each of Seller and Gish has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

(b)           Except as set forth in Part 3.2 of the Disclosure Schedule, neither the execution and delivery of this Agreement by each of Seller and Gish nor the consummation or performance by each of Seller and Gish of any of the transactions contemplated hereby will give any Person or Governmental Body the right to (A) prevent, delay, or otherwise interfere with directly or indirectly, with or without notice or lapse of time, the performance of the transactions contemplated hereby, (B) declare a default, accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract, (C) exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Gish or Seller, the Shares or any of the assets owned or used by Gish, may be subject, (D) impose or create any Encumbrance upon or with respect to the Shares or any of the assets owned or used by Gish, (E) give any Person or Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Gish or that otherwise relates to the business of, or any of the assets owned or used by, Gish, or (F) hold Buyer or Gish liable for the payment of any Tax or reassess or revalue any of the assets owned by Gish, pursuant to:

(i)            any provision of each of Seller’s and Gish’s Organizational Documents;

(ii)           any resolution adopted by the board of directors or the stockholders of each of Seller or Gish;

(iii)          any Legal Requirement or Order to which each of Seller and Gish may be subject; or

(iv)          any Contract to which each of Seller and Gish is a party or by which each of Seller and Gish may be bound.

Except as set forth in Part 3.2 of the Disclosure Schedule, neither Seller nor Gish is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby.

3.3.          Capitalization.

Seller is and will be on the Closing Date the record and beneficial owner and holder of the Shares, free and clear of all Encumbrances.  No legend or other reference to any purported Encumbrance appears upon any certificate representing the Shares, and all of the Shares have been duly authorized and validly issued and are fully paid and nonassessable.  There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of Gish, and the Shares represent 100% of the issued and outstanding capital stock of Gish.  None of the Shares was issued in violation of the Securities Act or any other Legal Requirement.  Gish neither owns, nor has any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

3.4.          Financial Statements.

Part 3.4 of the Disclosure Schedule contains true and correct copies of the unaudited balance sheet of Gish as at March 31, 2007 (the “Balance Sheet”), and as at March 31, 2006 and as at March 31, 2005, and the related statements of income and cash flow for each of the fiscal years then ended.  Such financial statements fairly present the financial condition and the results of operations and cash flow of Gish as at the respective dates thereof and for the periods referred to in such financial statements, all in accordance with GAAP. The financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved.

3.5.          Books And Records.

Part 3.5 of the Disclosure Schedule contains a complete and accurate general ledger as of March 31, 2007. Part 3.5 of the Disclosure Schedule also contains a complete and accurate customer list, stating the customer’s full name, shipping address and billing address, as of June 19, 2007. The books of account, minute books, stock record books, and other records of Gish, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices.  The minute books of Gish contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders and the Board of Directors of Gish, and no meeting of any such stockholders or Board of Directors has been held for which minutes have not been prepared and are not contained in such minute books.  At the Closing, all of those books and records will be in the possession of Gish.

3.6.          Title to Properties; Encumbrances.

Part 3.6 of the Disclosure Schedule contains a complete and accurate list of all real property, leaseholds, or other interests therein owned by Gish.  Gish owns (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentence) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that it purports to own, including all of the properties and assets reflected in the Balance Sheet (except for assets held under capitalized leases disclosed in Part 3.6 of the Disclosure Schedule and personal property sold since the date of the Balance Sheet in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by Gish since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business and consistent with past practice), other than

Inventory and short-term investments, are listed in Part 3.6 of the Disclosure Schedule.  All material properties and assets reflected in the Balance Sheet are free and clear of all Encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets, (a) mortgages or security interests shown on the Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (c) liens for current taxes not yet due, and (d) with respect to real property, (i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of Gish, and (ii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto.

3.7.          Condition and Sufficiency of Assets.

(a)           The buildings, plants, structures, and equipment of Gish are structurally sound, are in good operating condition and repair, normal wear and tear excepted, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures, and equipment of Gish are sufficient for the continued conduct of the businesses of Gish after the Closing in substantially the same size, scope and manner as conducted prior to the Closing.

(b)           Part 3.7 of the Disclosure Schedule contains a complete and accurate list of all of Gish’s fixed assets valued at more than  US Dollars Five Thousand (USD 5,000) as of March 31, 2007, together with an asset analysis, setting forth the initial acquisition value of each such asset.

3.8.          Accounts Receivable.

Part 3.8 of the Disclosure Schedule contains a complete and accurate list of all of Gish’s accounts receivable as of March 31, 2007. All accounts receivable of Gish that are reflected on the Balance Sheet, in the Disclosure Schedule or on the Post-Closing Statement (in each case, the “Accounts Receivable”) represent or, with respect to the Post-

Closing Statement, will represent valid obligations arising from sales actually made or services actually performed pursuant to bona fide arrangements that were the subject of arm’s length negotiations.  Unless paid or satisfied prior to the Closing Date, the Accounts Receivable are or, with respect to the Post-Closing Statement, will be as of the Closing Date current and collectible net of the respective reserves shown on the Post-Closing Statement or on the accounting records of Gish as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging).  Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off.  There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.  Part 3.8 of the Disclosure Schedule contains a complete and accurate list of all Accounts Receivable as of the date of the Balance Sheet, which list sets forth the aging of such Accounts Receivable.

3.9.          Inventory.

Part 3.9 of the Disclosure Schedule contains a complete and accurate list of all Inventory balances as shown on the Gish general ledger as of March 31, 2007. All Inventory, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, which have been written off or written down to net realizable value in the Balance Sheet or on the accounting records of Gish as of the Closing Date, as the case may be, in each case consistent with GAAP.  All inventories not written off have been priced at the lower of cost or net realizable value.  The quantities of each item of Inventory are reasonable in the present circumstances of Gish.

3.10.        Taxes.

(a)           Gish has filed or caused to be filed (on a timely basis since January 1, 2004) all Tax Returns that were required to be filed by it or any of its Subsidiaries or in respect of the Business pursuant to applicable Legal Requirements.  Seller has delivered, or made available, to Buyer copies of all such Tax Returns as well as copies of all examination reports and statements of deficiencies assessed against or agreed to by Gish or any Subsidiary in respect of any income Taxes for any period beginning on or after January 1, 2004.  All Taxes that have, or may have, become due pursuant to any such Tax Returns or otherwise, pursuant to any assessment of Gish received by Seller or Gish, except for those Taxes, if any, as are listed in Part 3.10 of the Disclosure Schedule and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet, have been timely paid.

(b)           Part 3.10 of the Disclosure Schedule contains a complete and accurate list of all completed, pending or in-progress Audits and administrative or judicial Proceedings, if any, of such Tax Returns, including a reasonably detailed description of the nature and outcome of each such Audit or Proceeding.  All deficiencies proposed as a result of any such Audits or Proceedings have been paid, reserved against, settled, and/or, as described in Part 3.10 of the Disclosure Schedule, are being contested in good faith by appropriate proceedings.  Neither Seller nor Gish has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of Gish or for which Gish may be liable.

(c)           The charges, accruals, and reserves with respect to Taxes on the books of Gish are adequate (as determined in accordance with GAAP).  To the Knowledge of Seller or Gish, no Tax deficiencies have been claimed, proposed or assessed against Gish and neither Gish nor any Subsidiary has received any written notice of, or otherwise has Knowledge of, any potential claim, proposal or assessment against Gish or any Subsidiary for any such Tax deficiency, except as disclosed in the Balance Sheet or in Part 3.10 of the Disclosure Schedule and there are no matters under discussion between Gish or any Subsidiary, on the one hand, and any Taxing authority, on the other hand, with respect to Taxes.  All Taxes that Gish was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

(d)           All Tax Returns filed by or on behalf of (or that include on a consolidated basis) Gish are true, correct, and complete.  There is no tax allocation or sharing agreement or similar arrangement that will require any payment by Gish after the Closing Date.  Neither Gish nor any Subsidiary (i) has been a member of an affiliated group of corporations filing a consolidated federal income Tax Return, other than a group the common parent of which is Seller, or (ii) has any liability for the Taxes of any Person other than Gish and its Subsidiaries, under Treasury Regulations Section 1.1502-6, as a transferee or successor, by contract or otherwise.  Gish is not, and at no time within the period beginning April 7, 2003 and ending on the Closing Date or, to the Knowledge of Seller, prior to such period has been, an “S” corporation.

(e)           No claim has ever been made in writing to Seller, Gish or any Subsidiary by any Governmental Body in a jurisdiction where Gish or any such Subsidiary does not file Tax Returns that Gish or such Subsidiary is or may be subject to taxation by that jurisdiction.

(f)            None of Seller, Gish or any Subsidiary has engaged in any transaction that, at the time when undertaken, was a “listed transaction” (within the meaning of Treasury Regulations Section 1.6011-4(b)(2)).

(g)           As of the date of this Agreement, there are no Liens with respect to any Taxes upon any of the assets of Gish or any Subsidiary, other than for Taxes not yet due and payable or delinquent.

(h)           Gish is not, and has not been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the five-year period ending on the date of this Agreement.

(i)            Since April 7, 2003, through the date of this Agreement (and to the Knowledge of Seller, prior to April 7, 2003), neither Gish nor any Subsidiary has constituted (or did constitute) either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying, or intended to qualify, for tax-free treatment under Section 355 of the Code.

(j)            Since the date of Gish’s last financial statements, neither Gish nor any Subsidiary has incurred any liability for Taxes other than Taxes as to transactions entered into in the ordinary course of business.

(k)           Neither Gish nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date (i) under either Section 481(a) or Section 482 of the Code (or an analogous provision of state, local, or foreign law), or (ii) as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, or (B) closing agreement described in Section 7121 of the Code (or an analogous provision of state, local, or foreign law) executed on or prior to the Closing Date.

(l)            Attached hereto as Exhibit 3.10(l) are pages 60 through 63 of Seller’s Form 1120 as filed for the fiscal year ended March 31, 2006, which reflect cumulative net operating losses of Gish and annual limitations thereof as of March 31, 2006.  Seller will file such comparable return for the fiscal year ended March 31, 2007 on or before the applicable filing deadline in a manner consistent with past practices.  All such Tax returns are or will be true, correct and complete.  For the avoidance of doubt, Seller makes no representation or warranty with respect to (i) the usability of such losses or credits because of (A) changes in Tax law after the Closing Date or (B) actions taken by Gish or Buyer after the Closing and (ii) any limitation or restriction of the usability of such losses or credits. Seller shall indemnify the realization and availability of such NOL’s by Gish for five years (5) from the Closing Date and up to a maximum cumulative amount of US Dollars five hundred thousand (USD 500,000) of Tax liability of Gish.

3.11.        No Material Adverse Change.

Except as set forth in Part 3.11 of the Disclosure Schedule, since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of Gish, and to the Knowledge of each of Seller and Gish, no event has occurred or circumstance exists that reasonably may be expected to result in such a material adverse change.  Without limiting the generality of the foregoing, and except as set forth in Part 3.11 of the Disclosure Schedule, there has been no complaint from any material customer or supplier of Gish and no notice of breach or of termination under any Contract with a material customer or supplier of Gish.

3.12.        Labor and Employment Matters.

(a)           Gish is in compliance in all material respects with all applicable laws, agreements and contracts relating to employment, employment practices, immigration, wages, hours, and terms and conditions of employment, including, but not limited to, employee compensation matters, and has correctly classified employees as exempt employees and non exempt employees under the Fair Labor Standards Act and applicable state laws. A list of all employees, officers and consultants of Gish and their current title and/or job description, current compensation rates, bonuses paid during the last fiscal year, and accrued vacation and sick leave for all employees is set forth in Part 3.12 of the Disclosure Schedule as of March 31, 2007.  Except as set forth in Part 3.12 of the Disclosure Schedule, Gish does not have any employment contracts or consulting agreements currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).

(b)           Gish (i) is not a party to or bound by any collective bargaining agreement, (ii) is not subject to any other contract, written or oral, with any trade or labor union, employees’ association or similar organization, and (iii) has no current labor disputes.  Neither Seller nor Gish has knowledge (i) of any facts indicating that the consummation of the transactions contemplated by this Agreement will have a Material Adverse Effect on the employment relations of Gish, or (ii) that any of Gish’s employees intends to leave Gish’s employ.  All of Gish’s employees are legally permitted to be employed by Gish in the United States in their current job capacities under applicable laws.

(c)           Part 3.12 of the Disclosure Schedule lists (i) all “employee benefit plans” within the meaning of Section 3(3) of ERISA, and (ii) all other material employee benefit, bonus or other incentive compensation, stock option, stock purchase, stock appreciation, severance pay, lay-off or reduction in force, change in control, sick pay, vacation pay, salary continuation, retainer, leave of absence, educational assistance, service award, employee discount, fringe benefit plans, arrangements, policies or practices, to which Gish contributes to or has any obligation to or liability for (collectively, the “Employee Plans”).  Seller has made available to

Buyer true and complete copies of each Employee Plan.  Each Employee Plan provides that it may be amended or terminated at any time and, except for benefits protected under Section 411(d) of the Code or Section 204(g) of ERISA or benefits to which a plan participant or beneficiary has accrued a vested right, all benefits payable to current or terminated employees or any beneficiary may be amended or terminated by Gish at any time without liability.  Since April 7, 2003, none of the Employee Plans is (and to the Knowledge of Seller prior to such date none of the Employee Plans was) subject to Section 302 or Title IV of ERISA or Section 412 of the Code (a “Defined Benefit Plan”) or is (or was) a “multiemployer plan” within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”) and since April 7, 2003, Gish has not (and to the Knowledge of Seller, prior to such date Gish never) (i) sponsored, maintained or contributed to, or been obligated to contribute to, a Defined Benefit Plan or (ii) contributed to, or been obligated to contribute to, a Multiemployer Plan.  Since April 7, 2003 (and to the Knowledge of Seller, prior to such date) no circumstances have occurred and are continuing that could reasonably be expected to result in, any “Controlled Group Liability” for Gish following the Closing. For purposes hereof, Controlled Group Liability” means (i) any and all liabilities under Title IV of ERISA, (ii) under the minimum funding requirement of Section 302 of ERISA or Section 412 of the Code, (iii) under Section 4971 of the Code and (iv) as a result of failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and 4980B of the Code.  Gish does not maintain or contribute to any welfare benefit plan that provides health benefits to an employee after the employee’s termination of employment or retirement except as required under Section 4980B of the Code and Sections 601 through 608 of ERISA (“COBRA”) or other applicable legal requirements. All expenses and liabilities relating to all of the Employee Plans described in Part 3.12 of the Disclosure Schedule have been, and will on the Closing be, fully and properly accrued on Gish’s books and records and are disclosed on the Balance Sheet and such Employee Plans have no unfunded liabilities not reflected on the Balance Sheet.

(d)           Each Employee Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable law.  Each Employee Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter that has not been revoked, and Seller knows of no existing circumstances that could adversely affect the qualified states of any Employee Plan or the related trust.

(e)           Each independent contractor that currently performs or has in the past performed services for Gish is subject to written agreements with Gish, copies of which have been provided to counsel for Buyer.  All such independent contractors have been fully paid all amounts owing to them by Gish through the date hereof, and there are no disputes or controversies between any such independent contractor and Gish whatsoever, including without limitation, disputes regarding amounts owned or ownership of Gish intellectual property.  All such written agreements are in full force and effect, and neither Gish nor any such independent contractor is in breach thereof.

(f)            There is no agreement, plan, arrangement or other Contract covering any employee that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code.  There is no agreement, plan, arrangement or other Contract by which Gish is bound to compensate any employee for excise taxes paid pursuant to Section 4999 of the Code.

(g)           Part 3.12 of the Disclosure Schedule lists each “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) sponsored or maintained by Gish.  Each such nonqualified deferred compensation plan has been operated since May 1, 2003, in good faith compliance with Section 409A of the Code and any IRS guidance issued with respect thereto.  No such nonqualified deferred compensation plan has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004.

3.13.        Compliance with Legal Requirements; Governmental Authorizations.

(a)           Except as set forth in Part 3.13 of the Disclosure Schedule:

(i)            Gish is, and at all times has been, in material compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

(ii)           no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by Gish of, or a failure on the part of Gish to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of Gish to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii)          Gish has not received, at any time since May 1, 2003, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of Gish to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b)           Part 3.13 of the Disclosure Schedule contains a complete and accurate list of each Governmental Authorization that is held or required to be held by Gish or that otherwise relates to the Business, or to any of the assets owned or used by, Gish.  Each Governmental Authorization listed or required to be listed in Part 3.13 of the Disclosure Schedule is valid and in full force and effect.  Except as set forth in Part 3.13 of the Disclosure Schedule:

(i)            Gish is, and at all times has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.13 of the Disclosure Schedule;

(ii)           no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.13 of the Disclosure Schedule, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 3.13 of the Disclosure Schedule;

(iii)          Gish has not received, at any time since May 1, 2003, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.13 of the Disclosure Schedule, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization listed or required to be listed in Part 3.13 of the Disclosure Schedule; and

(iv)          all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part 3.13 of the Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

(c)           Gish possesses all material Governmental Authorizations and such material Governmental Authorizations are in full force and effect.  Gish is, and its products are, in compliance in all material respects with all Governmental Authorizations, including, but not limited to, all laws, statutes, rules, regulations, or orders administered, issued or enforced by the United States Food and Drug Administration (“FDA”) or any other Governmental Body having authority over Gish or any of its products.  Neither Gish nor Seller has received from the FDA or any other Governmental Body any written notice of adverse findings, regulatory letters, notices of violations, warning letters, criminal proceeding notices under Section 305 of the Federal Food, Drug, and Cosmetic Act, in each case alleging or asserting material noncompliance with any statute, rule or regulation of any federal, state, local or foreign Governmental Body or any Governmental Authorizations, and there have been no seizures conducted by the FDA or other Governmental Body, and no recalls, market withdrawals, field notifications, notifications of misbranding or adulteration, or safety alerts relating to the safety or efficacy of Gish’s products conducted or requested by the FDA or other Governmental Body relating to the products sold by Gish.  Except as set forth in Part 3.13(c) of the Disclosure Schedule, Gish has not, either voluntarily or involuntarily, initiated, conducted, or issued or caused to be initiated, conducted or issued, any recall, market withdrawal, safety alert, “dear doctor” letter, or other similar notice or action relating to the alleged lack of safety or efficacy of any of Gish’s products or any alleged product defect or violation, and neither Seller nor Gish has Knowledge that any Governmental Body has initiated, conducted or intends to initiate any such notice or action.  Neither Gish nor Seller has received written notice of any Proceeding from any Governmental Body alleging that any product, operation or activity is in material violation of any statute, rule or regulation of any Governmental Body or Governmental Authorization and neither Seller nor Gish has Knowledge that any such Governmental Body is considering any such Proceeding.  Neither Seller nor Gish is aware of any facts that are reasonably likely to cause (i) the withdrawal or recall of any products sold or intended to be sold by Gish, (ii) a material change in the marketing classification or labeling of any such products, except as would not, individually or in the aggregate, have resulted or could reasonably be expected to result in a Material Adverse Change, (iii) a termination or suspension of marketing clearance of any such products, or (iv) a suspension or revocation of any of Gish’s Governmental Authorizations.  Neither Seller nor Gish has received written notice (whether complete or pending) of any proceeding seeking recall, suspension or seizure of any products sold or intended to be sold by Gish.

(d)           To the Knowledge of each of Seller and Gish, (i) during the last five years no officer, employee, consultant or agent of Seller or Gish has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Body, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body, or committed an act, made a statement or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or any other Governmental Body to invoke with respect to Gish its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy and (ii) no officer, employee, consultant or agent of Gish has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. Section 335a or any similar law or authorized by 21 U.S.C. Section 335a or any similar law.

3.14.        Legal Proceedings; Orders.

(a)           Except as set forth in Part 3.14 of the Disclosure Schedule, there is no pending Proceeding:

(i)            that has been commenced by or against Gish or that otherwise relates to or may affect the business of, or any of the assets owned or used by, Gish; or

(ii)           that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement.

To the Knowledge of Seller and Gish, (A) no such Proceeding has been Threatened, and (B) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.  Seller and Gish have delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part 3.14 of the Disclosure Schedule.

(b)           Except as set forth in Part 3.14 of the Disclosure Schedule:

(i)            there is no Order to which Gish, or any of the assets owned or used by Gish, is subject;

(ii)           neither Gish nor Seller is subject to any Order that relates to the Shares or business of, or any of the assets owned or used by, Gish; and

(iii)          to the Knowledge of Seller and Gish, no officer, director, agent, or employee of Gish is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of Gish.

(c)           Except as set forth in Part 3.14 of the Disclosure Schedule:

(i)            Gish is, and at all times since May 1, 2003, has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

(ii)           no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Seller, Gish, or any of the assets owned or used by Gish, is subject; and

(iii)          Gish has not received, at any time since May 1, 2003, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which Gish, or any of the assets owned or used by Gish, is or has been subject.

3.15.        Products Liability.

Neither Seller nor Gish has received any written notice relating to, any claim involving any product manufactured, produced, distributed or sold by or on behalf of the Company or the Subsidiary resulting from an alleged defect in design, manufacture, materials or workmanship, or any alleged failure to warn, or from any breach of implied warranties or representations, other than notices or claims that have been settled or resolved by Gish prior to the date hereof.

3.16.        Absence of Certain Changes and Events.

Except as set forth in Part 3.16 of the Disclosure Schedule, since March 31, 2007, Gish has conducted its businesses only in the Ordinary Course of Business and there has not been any:

(a)           change in Gish’s authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock or any other ownership interests in Gish; issuance of any security convertible into such capital stock or ownership interest; grant of any registration rights; purchase, redemption, retirement, or other acquisition by Gish of any shares of any such capital stock or ownership interest; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

(b)           amendment or other change to the Organizational Documents of Gish;

(c)           action with regard to any recapitalization, reorganization, liquidation or dissolution of Gish;

(d)           payment, or increase in the payment, of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, employee or other Person;

(e)           adoption of, or increase in the payments to or benefits under, any collective bargaining, profit sharing, stock option, bonus, compensation, deferred compensation, savings, insurance, pension, retirement, or other employee or fringe benefit plan, Contract, policy or arrangement for or with any directors, officers, employees or consultants of Gish;

(f)            damage to or destruction or loss of any asset or property of Gish, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of Gish, taken as a whole;

(g)           entry into, amendments or termination of, receipt of notice of termination, lapse or expiration or failure to renew of (i) any material license, distributorship, dealer, sales representative, joint venture, credit, or similar Contract, (ii) any Contract or transaction involving a total remaining commitment by or to Gish of at least US Dollars 100,000 (USD hundred thousand), or (iii) any Contracts relating to the Intellectual Property Assets or pursuant to which rights in any patents, copyrights, trademarks or other intellectual property are in any manner transferred, conveyed, granted, restricted or waived to which Gish is a party or by which it is bound;

(h)           sale (other than sales of Inventory in the Ordinary Course of Business), lease, or other disposition of any material asset or property of Gish or mortgage, pledge, or imposition of any Encumbrance on any material asset or property of  Gish, including the sale, lease, or other disposition of any of the Intellectual Property Assets, or any abandonment, failure to enforce or failure to maintain any Intellectual Property Asset;

(i)            cancellation, release, settlement, compromise or waiver of any claims or rights with a value to Gish in excess of US Dollars 10,000 (USD ten thousand);

(j)            incurrence of Indebtedness for borrowed money or issuance of any debt securities or assumption, guarantee or endorsement, and Gish has not otherwise become responsible for, the obligations of any Person, or made any loans or advances;

(k)           any material change in the levels of Inventories currently maintained by or for Gish, except in the Ordinary Course of Business;

(l)            material change in any pricing, investment, accounting, financial reporting, inventory, credit or allowance practice or policy or in any method of calculating any bad debt, contingency or other reserve for accounting or financial reporting purposes;

(m)          settlement or compromise of any pending or threatened suit, action or claim in any way involving or otherwise relating, directly or indirectly, to Gish or its properties, assets, liabilities, business or employees; or

(n)           agreement, whether oral or written, by Gish to do any of the foregoing.

3.17.        Contracts; No Defaults.

(a)           Part 3.17(a) of the Disclosure Schedule contains a complete and accurate list, and Seller and Gish have delivered to Buyer true and complete copies, of:

(i)            each Applicable Contract that involves performance of services or delivery of goods or materials by Gish of an amount or value in excess of US Dollars 50,000 (USD fifty thousand);

(ii)           each Applicable Contract that involves performance of services or delivery of goods or materials to Gish of an amount or value in excess of US Dollars 50,000 (USD fifty thousand);

(iii)          each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of Gish in excess of US Dollars 50,000 (USD fifty thousand);

(iv)          each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than US Dollars 10,000 (USD ten thousand) and with terms of less than one year);

(v)           each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

(vi)          each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

(vii)         each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by Gish with any other Person;

(viii)        each contract and agreement that in any way limits or purports to limit the ability of Gish to compete in any line of business or with any Person or in any geographic area or during any period of time;

(ix)           each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

(x)            each Contract between Gish and each of Seller and its Affiliates;

(xi)           each Contract providing for a negative profit margin;

(xii)          each Contract which provides for a “purchase on approval” or any other option for the purchaser to consummate the purchase of a Gish product after a period of one month or longer following receipt of such product;

(xiii)         each power of attorney that is currently effective and outstanding;

(xiv)        each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by Gish to be responsible for consequential damages;

(xv)         each Applicable Contract for capital expenditures in excess of US Dollars 50,000 (USD fifty thousand);

(xvi)        each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by Gish other than in the Ordinary Course of Business;

(xvii)       each Applicable Contract providing for a commitment of employment for a specified or unspecified term or otherwise relating to employment or the termination of employment;

(xviii)      each Applicable Contract relating to the future disposition or acquisition of any assets and properties individually or in the aggregate in excess of US Dollars 50,000 (USD fifty thousand);

(xix)         each Applicable Contract relating to collective bargaining or similar labor Applicable Contract;

(xx)          each other Applicable Contract that is material to Gish or the non-performance of which would be reasonably likely to have a material adverse change in the business, operations, properties, prospects, assets or condition of Gish;

(xxi)         each other Applicable Contract with a term of greater than one year and

(xxii)        each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

Part 3.17(a) of the Disclosure Schedule sets forth reasonably complete details concerning such Contracts that are not written, if any, including the parties to such Contracts, the amount of the remaining commitment of Gish under such Contracts, and the other material terms respecting such Contracts.

(b)           Except as set forth in Part 3.17(b) of the Disclosure Schedule:

(i)            Seller does not have any rights or obligations or liabilities under, any Contract that relates to the business of, or any of the assets owned or used by, Gish; and

(ii)           to the Knowledge of Seller and Gish, no officer, director, agent, employee, consultant, or contractor of Gish is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the Business, or (B) assign to Gish or to any other Person any rights to any invention, improvement, or discovery.

(c)           Except as set forth in Part 3.17(c) of the Disclosure Schedule, each Contract identified or required to be identified in Part 3.17(a) of the Disclosure Schedule is in full force and effect and is valid and enforceable in accordance with its terms.

(d)           Except as set forth in Part 3.17(d) of the Disclosure Schedule:

(i)            Gish is, and at all times since inception of such Applicable Contract, has been in material compliance with all applicable terms and requirements of each Applicable Contract;

(ii)           each other Person that has or had any obligation or liability under any Applicable Contract is, to the Knowledge of Seller and Gish, in material compliance with all applicable terms and requirements of such Applicable Contract;

(iii)          no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with in any material respect, or result in a material violation or breach of, or give Gish or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

(iv)          Gish has not given to or received from any other Person, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Applicable Contract.

(e)           There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to Gish under current or completed Contracts with any Person and, to the Knowledge of Seller and Gish, no such Person has made written demand for such renegotiation.

(f)            The Contracts relating to the sale, design, manufacture, or provision of products or services by Gish have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

3.18.        Insurance.

(a)           Gish carries valid insurance policies with respect to its assets, properties and business in type and quantity considered adequate, sufficient and customary for participants in the industries in which Gish operates.

(b)           Seller and Gish have delivered to Buyer:

(i)            true and complete copies of all policies of insurance to which Gish is a party or under which Gish, or any director or officer of Gish, is or has been covered at any time within the three (3) years preceding the date of this Agreement;

(ii)           true and complete copies of all pending applications for policies of insurance; and

(iii)          any statement by the auditor of Gish’s financial statements with regard to the adequacy of such entity’s coverage or of the reserves for claims.

(c)           Part 3.18(c)of the Disclosure Schedule describes:

(i)            any self-insurance arrangement by or affecting Gish, including any reserves established thereunder;

(ii)           any Contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by Gish; and

(iii)          all obligations of Gish to third parties with respect to insurance (including such obligations under leases and service agreements) and the policy under which such coverage is provided.

(d)           Neither Seller nor Gish has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

(e)           Gish and/or Seller have paid all premiums due, and have otherwise performed its obligations, under each policy to which Gish is a party or that provides coverage to Gish or any director or officer of Gish.

(f)            Gish has given timely notice to the insurer of all claims that may be insured thereby.

3.19.        Environmental Matters.

Except as set forth in Part 3.19 of the Disclosure Schedule:

(a)           Gish is, and at all times has been, in material compliance with, and has not been and is not in material violation of or liable under, any Environmental Law.  Neither Seller nor Gish has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or Threatened order, notice, or other communication from any other Person of any actual or potential violation of or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities including with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller or Gish has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by or on behalf of Seller, Gish, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(b)           There are no pending or, to the Knowledge of Seller and Gish, Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which Seller or Gish has or had an interest.

(c)           Neither Seller nor Gish has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation of or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities including with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller or Gish had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by Seller, Gish, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(d)           Neither Seller nor Gish, or any other Person for whose conduct they are or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to the Facilities or, to the Knowledge of Seller and Gish, with respect to any other properties or assets (whether real, personal, or mixed).

(e)           There are no Hazardous Materials present on or in the Environment at the Facilities, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities, or incorporated into any structure therein or thereon.  Neither Seller, Gish, or any other Person for whose conduct they are or may be held responsible, or to the Knowledge of Seller and Gish, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller or Gish has or had an interest.

(f)            There has been no Release or, to the Knowledge of Seller and Gish, Threat of Release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which Gish has an interest.

(g)           Seller and Gish have delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller or Gish pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by Gish or any other Person for whose conduct Gish is responsible, with Environmental Laws.

3.20.        Employees.

(a)           Part 3.20 of the Disclosure Schedule contains a complete and accurate list of the following information for each employee or director of Gish, including each employee on leave of absence or layoff status:  name; job title; current compensation paid or payable and any change in compensation since January 1, 2005; vacation accrued; and service credited for purposes of vesting and eligibility to participate under Gish’s pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other Employee Pension Benefit Plan or Employee Welfare Benefit Plan, or any other employee benefit plan or any Director Plan.

(b)           No employee or director of Gish is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person (“Proprietary Rights Agreement”) that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of Gish, or (ii) the ability of Gish to conduct its business.  To Seller’s and Gish’s Knowledge, no officer or other key employee of Gish intends to terminate his employment with Gish.

3.21.        Labor Relations; Compliance.

Gish is not, and since its inception has not been, a party to any collective bargaining or other labor Contract.  Since May 1, 2003, there has not been, there is not presently pending or existing, and to the Knowledge of Seller and Gish there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting Gish relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting Gish or its premises, or (c) any application for certification of a collective bargaining agent.  To the Knowledge of Seller and Gish no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute.  There is no lockout of any employees by Gish, and no such action is contemplated by Gish.  Gish has complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. Gish is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

3.22.        Intellectual Property.

(a)           The term “Intellectual Property Assets” includes all U.S. and non-U.S.:

(i)            patents, utility models, supplementary protection certificates and applications therefore (including provisional applications, invention disclosures, certificates of invention and applications for certificates of invention) and divisionals, continuations, continuations-in-part, patents of addition, reissues, renewals, extensions, re-examinations, and equivalents thereof (collectively, “Patents”)

(ii)           fictional business names, trading names, registered and unregistered trademarks, service marks, and applications for the foregoing together with the goodwill associated with or symbolized by any of the foregoing (collectively, “Marks”);

(iii)          copyrights in both published works and unpublished works (collectively, “Copyrights”);

(iv)          URLs and internet domain names, including without limitation www.gishbiomedical.com;

(v)           know-how, trade secrets, confidential information, inventions or discoveries (in each case, whether or not patentable), customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, “Trade Secrets”); and

(vi)          other intellectual property, industrial rights or proprietary rights (however defined); in each case, owned, used, or licensed by Gish as licensee or licensor.

(b)           Part 3.22(b) of the Disclosure Schedule contains a complete and accurate list and summary description, including any royalties paid or received by the Gish, of all Contracts relating to the Intellectual Property Assets to which Gish is a party or by which Gish is bound, except perpetual, paid-up licenses for commonly retail-available software programs under which Gish is the licensee.  There are no outstanding and, to Seller’s and Gish’s Knowledge, no Threatened disputes or disagreements with respect to any such agreement.

(c)           Intellectual Property necessary for the Business:

(i)            The Intellectual Property Assets are those necessary for or used in the operation of the Business as it is currently conducted and contemplated to be conducted.  Except as set forth in Part 3.22(c) of the Disclosure Schedule, Gish is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, Encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets.

(ii)           Except as set forth in a license agreement between Gish as licensor and Seller as licensee, dated as of the date of this Agreement, Seller holds no right, title or claim to know how subject to United States patent application 10/080,749 (pub. no. 20030161938), PCT/US 2003/004284 (WO/2003/072154), European patent application 03716020.7, Japanese patent application 2003-570897, trade secret MP 194 with the title “Heparin Coating Formulation” or any other Intellectual Property Assets subject to the Intellectual Property Assignment and Asset Transfer Agreement between Seller and Gish, dated February 21, 2007. The Parties agree to treat such agreement as though it never existed, and no right, title, claim, demand or any other right or action may be based on said agreement.  Neither Seller nor any of its Affiliates has transferred or purported or offered to transfer any of these Intellectual Property Assets to any Person.  None of Seller, its Affiliates or Gish reasonably expects any Person to base right, title, claim, demand or any other right or action on such agreement.

(iii)          Except as set forth in Part 3.22(c) of the Disclosure Schedule, all employees of Gish have executed written Contracts with Gish that effectively assign to Gish all rights to any inventions, improvements, discoveries, or information relating to the Business.  No employee of Gish has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than the Gish.

(d)           Patents.

(i)            Part 3.22(d) of the Disclosure Schedule contains a complete and accurate list and summary description of all Patents. Gish is the owner of all right, title, and interest in and to each of the Patents, free and clear of all liens, security interests, charges, Encumbrances, entities, and other adverse claims.

(ii)           All of the Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and, except as set forth in Part 3.22(d) of the Disclosure Schedule, are not subject to any maintenance fees or taxes or actions falling due within 90 (ninety) days after the date of this Agreement.

(iii)          No Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. To Seller’s and Gish’s Knowledge, there is no potentially interfering patent or patent application of any third party.

(iv)          Except for the infringement of the Gish oxygenator patent, USA Patent No. 5,762,869, by the Hilite family of products produced and sold by an affiliate of Buyer, no Patent is infringed or has been challenged or, to Seller’s and Gish’s Knowledge, Threatened in any way. None of the products manufactured and sold, nor any process or know-how used, by, or on behalf of, Gish infringes or is alleged to infringe any patent of any other Person.

(v)           All products made, used, or sold under the Patents have been marked with proper patent notices.

(e)           Trademarks.

(i)            Part 3.22(e) of Disclosure Schedule contains a complete and accurate list and summary description of all Marks.  Gish is the owner of all right, title, and interest in and to each of the Marks, free and clear of all liens, security interests, charges, Encumbrances, equities, and other adverse claims.

(ii)           All Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days (90) after the date of this Agreement.

(iii)          No Mark has been or is now involved in any opposition, invalidation, or cancellation and, to Seller’s and Gish’s Knowledge, no such action is Threatened with the respect to any of the Marks.

(iv)          To Seller’s and Gish’s Knowledge, there is no potentially interfering trademark or trademark application of any third party.

(v)           No Mark is infringed, has been challenged or, to Seller’s and Gish’s Knowledge, Threatened in any way.  None of the Marks used by Gish infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

(vi)          All products and materials containing a Mark bear the proper registration notice where permitted by law.

(f)            Copyrights.

(i)            Part 3.22(f) of the Disclosure Schedule contains a complete and accurate list and summary description of all Copyrights.  Gish is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all liens, security interests, charges, Encumbrances, equities, and other adverse claims.

(ii)           All the Copyrights have been registered and are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the date of this Agreement.

(iii)          No Copyright is infringed or has been challenged or, to Seller’s and Gish’s Knowledge, Threatened in any way.  None of the subject matter of any of the Copyrights  infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

(iv)          All works encompassed by the Copyrights have been marked with the proper copyright notice.

(g)           Trade Secrets.

(i)            With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

(ii)           Gish has taken reasonable precautions and actions to protect the secrecy, confidentiality, and value of its Trade Secrets.

(iii)          Gish has good title and (not necessarily exclusive) right to use the Trade Secrets.  The Trade Secrets are not part of the public knowledge or literature, and, to Seller’s and Gish’s Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person (other than  Gish) or to the detriment of Gish.  No Trade Secret is subject to any adverse claim or has been challenged or, to the Knowledge of Seller and Gish, Threatened in any way.

(h)           Without limiting Sections 3.22(d)(iv), 3.22(e)(v) and 3.22(f)(iii), no Intellectual Property Asset is infringed or misappropriated (except for the infringement of the Gish oxygenator patent, USA Patent No. 5,762,869, by the Hilite family of products produced and sold by an affiliate of Buyer) or has been challenged or, to Seller’s Knowledge, Threatened in any way.  None of the Intellectual Property Assets and none of the products manufactured or sold by, or on behalf of, Gish infringes or misappropriates or is alleged to infringe or misappropriate any intellectual property, industrial property right or other proprietary right of a third party.

(i)            The consummation of the transactions contemplated by this Agreement will not (i) result in the loss of, or otherwise adversely affect, any rights of Gish in any Intellectual Property Assets; (ii) grant or require Gish to grant to any Person any rights with respect to any Intellectual Property Assets; (iii) subject Gish to any increase in royalties or other payments in respect of any Intellectual Property Assets; or (iv) diminish any royalties or other payments Gish would otherwise be entitled to in respect of any Intellectual Property Assets.

(j)            Information Technology.

(i)            The IT Systems have been properly maintained by technically competent personnel in accordance with standards set by the manufacturers or otherwise in accordance with standards prudent in the Business for proper operation, monitoring and use.  The IT Systems are in good working condition to effectively perform all information technology operations necessary or advisable for the conduct of the Business.  Gish has not experienced within the past twelve (12) months any material disruption to, or material interruption in, its conduct of the Business attributable to a defect, bug, breakdown or other failure or deficiency on the part of the IT Systems.

(ii)           Except for scheduled or routine maintenance which would not reasonably be expected to cause any material disruption to, or material interruption in, the conduct of the Business, the IT Systems are available for use during normal working hours.  Gish has taken commercially reasonable steps to provide for the backup and recovery of the data and information critical to the conduct of the Business (including such data and information that is stored on magnetic or optical media in the ordinary course of business) without material disruption to, or material interruption in, the conduct of the Business.

(iii)          Gish is in compliance with all Legal Requirements regarding the collection, use and protection of personal information and Gish’s published and internal privacy and data security policies and procedures, including without limitation the U.S. Health Insurance Portability and Accountability Act of 1996 (as may be amended from time to time), and any foreign equivalents thereof.

3.23.        No Intragroup Liabilities.

As of the Closing Date, Gish will not be indebted to or liable for any payment of any sum to Seller or any of its Affiliates (“Intragroup Liabilities”).

3.24.        Certain Payments.

Neither Gish nor any director, officer, agent, or employee of Gish, or to Seller’s and Gish’s Knowledge any other Person associated with or acting for or on behalf of Gish, has directly or indirectly (a) made any contribution, gift, bribe, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Gish, or (iv) in violation of any Legal Requirement, (b) established or maintained any fund or asset that has not been recorded in the books and records of Gish.

3.25.        Disclosure.

(a)           No representation or warranty of Seller or Gish in this Agreement and no statement in the Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

(b)           No notice given pursuant to Section 5.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

(c)           There is no fact known to Seller that has specific application to Gish (other than general economic or industry conditions) and that materially adversely affects or, as far as Seller can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of Gish that has not been set forth in this Agreement or the Disclosure Schedule.

3.26.        Brokers or Finders.

Except for fees payable to Silverwood Partners LLC by Seller, Seller, Gish and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or the transactions contemplated hereby and will indemnify and hold Buyer harmless from any such payment alleged to be due by or through Seller or Gish as a result of the action of Seller, Gish or their officers or agents.

4.                                       REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as follows:

4.1.          Organization and Good Standing.

Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the Federal Republic of Germany.

4.2.          Authority; No Conflict.

(a)           This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.  Upon the execution and delivery by Buyer of this Agreement and the agreements contemplated hereby, this Agreement (and such other agreements) will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.  Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

(b)           Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance by Buyer of any of the transactions contemplated hereby will give any Person the right to prevent, delay, or otherwise interfere with the performance of the transactions contemplated hereby pursuant to:

(i)            any provision of Buyer’s Organizational Documents;

(ii)           any resolution adopted by the board of directors or the stockholders of Buyer;

(iii)          any Legal Requirement or Order to which Buyer may be subject; or

(iv)          any Contract to which Buyer is a party or by which Buyer may be bound.

(c)           Except as set forth in Schedule 4.2, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby.

4.3.          Certain Proceedings.

There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, this Agreement or any of the transactions contemplated hereby.  To Buyer’s Knowledge, no such Proceeding has been Threatened.

4.4.          Brokers or Finders.

Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement and will indemnify and hold Seller harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

5.                                       COVENANTS OF SELLER AND GISH PRIOR TO CLOSING DATE

5.1.          Access and Investigation.

Between the date of this Agreement and the Closing Date, Seller will, and will cause Gish and its Representatives to, (a) afford Buyer and its Representatives (collectively, “Buyer’s Advisors”) reasonable access to Gish’s personnel, properties, contracts, books and records, and other documents and data, (b) furnish Buyer and its Representatives with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and its Representatives with such additional financial, operating, and other data and information as Buyer may reasonably request.

5.2.          Operation of the Businesses.

Between the date of this Agreement and the Closing Date, Sellers will, and will cause Gish to:

(a)           conduct the Business only in the Ordinary Course of Business;

(b)           use their reasonable best efforts to preserve intact the current business organization of Gish, keep available the services of the current officers, employees, and agents of Gish, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with Gish;

(c)           confer with Buyer concerning operational matters of a material nature; and

(d)           otherwise report to Buyer periodically and at such other times and in the format as Buyer may reasonably request concerning the status of the Business, and the operations and finances of Gish.

5.3.          Negative Covenants.

Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Seller will not, and will cause Gish not to, without the prior consent of Buyer (which consent shall not be unreasonably withheld), take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 3.16 could be reasonably expected to occur.  Such proscribed actions shall include, but not be limited to the issuance of any capital stock or options, warrants or other rights convertible into or exchangeable for capital stock, the authorization or payment of any dividends or other distributions to Sellers, or the authorization or consummation of any consolidation, merger, or sale of assets other than in the Ordinary Course of Business, or the purchase of the assets or business of any Person, or any other extraordinary corporate transaction.

5.4.          Required Approvals.

As promptly as practicable after the date of this Agreement, Seller will, and will cause Gish to, make all filings required by Legal Requirements to be made by them in order to consummate the transactions contemplated by this Agreement.  Between the date of this Agreement and the Closing Date, Seller will, and will cause Gish to, (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the transactions contemplated by this Agreement, and (b) cooperate with Buyer in obtaining all consents identified in Schedule 4.2.

5.5.          Notification.

Between the date of this Agreement and the Closing Date, Seller will promptly notify Buyer in writing if Seller or Gish becomes aware of any fact or condition that causes or constitutes a Breach of any of representations and warranties of Seller or Gish as of the date of this Agreement, or if Seller or Gish becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.  Should any such fact or condition require any change in the Disclosure Schedule if the Disclosure Schedule were dated the date of the occurrence or discovery of any such fact or condition, Seller will promptly deliver to Buyer a supplement to the Disclosure Schedule specifying such change.  During the same period, Seller will promptly notify Buyer of the occurrence of any Breach of any covenant of Seller in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.

5.6.          No Negotiation.

Until such time, if any, as this Agreement is terminated pursuant to Section 9, Seller will not, and will cause Gish and each of their Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of Gish, or any of the capital stock of Gish, or any merger, consolidation, business combination, or similar transaction involving Gish.

5.7.          Tax Matters.

Without the prior written consent of Buyer, none of Gish, any Subsidiary or, to the extent related to the Business, Seller shall make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to Gish or any Subsidiary, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Gish or any Subsidiary, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of Gish or any Subsidiary for any period ending after the Closing Date or decreasing any Tax attribute of Gish or any Subsidiary existing on the Closing Date.

5.8.          Best Efforts.

Between the date of this Agreement and the Closing Date, Seller will use its reasonable best efforts to cause the conditions in Sections 7 and 8 to be satisfied.

6.                                       COVENANTS OF BUYER

6.1.          Covenants Prior to Closing Date.

(a)           As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Affiliates to, make all filings required by Legal Requirements to be made by them to consummate this Agreement and the transactions contemplated hereby.  Between the date of this Agreement and the Closing Date, Buyer will, and will cause each Affiliate to, cooperate with Seller and Gish with respect to all filings that Seller or Gish is required by Legal Requirements to make in connection with the execution, delivery and performance of this Agreement, and (ii) cooperate with Seller in obtaining all consents identified in Part 3.2 of the Disclosure Schedule; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

(b)           Except as set forth in the proviso to Section 6.1(a), between the date of this Agreement and the Closing Date, Buyer will use its reasonable best efforts to cause the conditions in Sections 7 and 8 to be satisfied.

6.2.          Notification.

Between the date of this Agreement and the Closing Date, Buyer will promptly notify the Seller in writing if Buyer becomes aware of any fact or condition that causes or constitutes a Breach of any of Buyer’s representations and warranties as of the date of this Agreement, or if Buyer becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.  During the same period, Buyer will promptly notify the Seller of the occurrence of any Breach of the occurrence of any event that may make the satisfaction of the conditions in Section 8 impossible or unlikely.

7.                                       CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

Buyer’s obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

7.1.          Accuracy of Representations.

All of the representations and warranties of Seller and Gish set forth in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall be true and correct in all material respects (without regard to any materiality or knowledge qualifications set forth in such representation or warranty) as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Schedule, and on the Closing Date Seller shall have delivered to Buyer an officer’s certificate to such effect.

7.2.          Seller’s Performance.

(a)           All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects (other than any covenant or obligation that is qualified as to materiality, which must have been duly performed and complied with in all respects).

(b)           Each document required to be delivered pursuant to Section 2.4 must have been delivered, and each of the other covenants and obligations in Section 5 must have been performed and complied with in all material respects (other than any covenant or obligation that is qualified as to materiality, which must have been duly performed and complied with in all respects).

7.3.          Consents.

Each of the Consents identified Part 3.2 of the Disclosure Schedule, and each Consent identified in Schedule 4.2, must have been obtained and must be in full force and effect.

7.4.          Additional Documents.

Each of the following documents must have been delivered to Buyer:

(a)           an opinion of Seyfarth Shaw  LLP, dated the Closing Date, in the form of Exhibit 7.4(a); and

(b)           such other documents as Buyer may reasonably request for the purpose of (i)  evidencing the accuracy of any of Sellers’ representations and warranties, (ii) evidencing the performance by Seller or Gish of, or the compliance by Seller or Gish with, any covenant or obligation required to be performed or complied with by Seller or Gish, (iii) evidencing the satisfaction of any condition referred to in this Section 7, or (iv) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

7.5.          No Proceedings.

Since the date of this Agreement, there must not have been commenced or Threatened against Buyer or any of its Affiliates or Seller or Gish, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, this Agreement or the transactions contemplated hereby, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with the performance of this Agreement or the transactions contemplated hereby.

7.6.          No Claim Regarding Stock Ownership or Sale Proceeds.

There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, the Shares or any stock of, or any other voting, equity, or ownership interest in, Gish, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.

7.7.          No Prohibition.

Neither the consummation nor the performance of this Agreement or any of the transactions contemplated hereby will be prohibited or will directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any of its Affiliates to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise formally proposed by or before any Governmental Body.

7.8.          Cash in Gish at Closing.

Regardless of any amount of Cash that Seller transfers out of Gish accounts at or prior to Closing, Seller shall leave Cash in the amount of US Dollars One Million (USD 1,000,000) in Gish accounts as of the close of business on June 29, 2007.

8.                                       CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE

Seller’s obligation to sell the Shares and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

8.1.          Accuracy of Representations.

All of the representations and warranties of Buyer set forth in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall be true and correct in all material respects (without regard to any materiality or knowledge qualifications set forth in such representation or warranty) as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Schedule and on the Closing Date Seller shall have delivered to Buyer an officer’s certificate to such effect.

8.2.          Buyer’s Performance.

(a)           All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

(b)           Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 2.4 and must have made the cash payments  required to be made pursuant to Sections 2.4(b)(i) and 2.4(b)(ii).

8.3.          Additional Documents.

Buyer must have caused to be delivered to Seller such other documents as Seller may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of Buyer, (ii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (iii) evidencing the satisfaction of any condition referred to in this Section 8, or (iv) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

8.4.          No Proceedings.

Since the date of this Agreement, there must not have been commenced or Threatened against Gish or Seller, or against any of their respective Affiliates, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, this Agreement or any of the transactions contemplated hereby, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with this Agreement or any of the transactions contemplated hereby.

9.                                       TERMINATION

9.1.          Termination Events.

This Agreement may, by notice given prior to or at the Closing, be terminated:

(a)           by either Buyer or Seller if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

(b)           (i) by Buyer if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Seller, if any of the conditions in Section 8 have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller or Gish to comply with their respective obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date;

(c)           by mutual written consent of Buyer and Seller; or

(d)           by either Buyer or Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) within 60 (sixty) days after signing and delivery by the Parties of this Agreement, or such later date as the parties may agree upon.

9.2.          Effect of Termination.

Each party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies.  If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 12.1 and 12.3 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

10.                                 INDEMNIFICATION; REMEDIES

10.1.        Survival; Right to Indemnification Not Affected by Knowledge.

All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Schedule, the supplements to the Disclosure Schedule, and any other certificate or document delivered pursuant to this Agreement shall survive the Closing.  The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

10.2.        Indemnification And Payment Of Damages By Seller.

Seller will indemnify and hold harmless Buyer and Gish, and their respective Representatives and Affiliates (collectively, the “Indemnified Persons”) for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys’ and accountants’ fees) or diminution of value, whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:

(a)           any Breach of any representation or warranty made by Seller or Gish in this Agreement, the Disclosure Schedule, the supplements to the Disclosure Schedule, or any other certificate or document delivered by Seller or Gish pursuant to this Agreement;

(b)           any Breach of any representation or warranty made by Seller or Gish in this Agreement as if such representation or warranty were made on and as of the Closing Date without giving effect to any supplement to the Disclosure Schedule;

(c)           any Breach by Seller of any of its covenants or obligations in this Agreement;

(d)           any claim by any Person arising from any incident connected to or detailed in an adverse event report, a product recall or any similar event relating to products shipped or actions taken or omitted prior to Closing;

(e)           any claim in connection with the transaction by any Person based on an employment agreement, whether oral or written, or any similar Contract between Gish and any of its former or current employees;

(f)            any Tax liability or any other liability of Buyer or Gish in connection with any bonus payments that may be made by Seller to Gish employees in connection with the consummation of the transactions contemplated by this Agreement;

(g)           any claim against Gish by any of the persons identified on Exhibit 10.2(g) to this Agreement;

(h)           [***];

(i)            [***]; and

(j)            any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Seller or Gish (or any Person acting on its behalf) in connection with this Agreement or the transactions contemplated hereby.

10.3.        Indemnification and Payment of Damages by Buyer.

Buyer will indemnify and hold harmless Seller, and will pay to Seller the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, or (c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the transactions contemplated by this Agreement.

10.4.        Time Limitations.

(a)           If the Closing occurs, Seller will have no liability (for indemnification or otherwise) with respect to any representation or warranty other than those in Sections 3.3, 3.10, and 3.19 unless within 12 (twelve) months of the Closing Date or, with respect to the representations and warranties set forth in Section 3.13(c), within 24 (twenty four) months of the Closing Date, Buyer notifies Seller in writing of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer; a claim with respect to Sections 3.3, 3.10, 3.19, 10.2(h) or 10.2(i) may be made at any time within 60 (sixty) days after the expiry of the applicable statute of limitations.  If the Closing occurs, Seller will have no liability with respect to any Breach of any covenant or obligation, unless Buyer notifies Seller in writing of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer within 60 (sixty) days after the expiry of the applicable statute of limitations. If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, unless on or before the first anniversary of the Closing Seller notifies Buyer in writing of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Seller. If the Closing occurs, Buyer will have no liability with respect to any Breach of any covenant or obligation, unless Seller notifies Buyer in writing of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Seller within 60 (sixty) days after the expiry of the applicable statute of limitations.

10.5.        Limitations On Amount—Seller.

(a)           Subject to Section 11, Seller will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a) and clause (b) of Section 10.2 until the total of all Damages with respect to such matters exceeds US Dollars 200,000 (USD two hundred thousand), at which time Seller shall be obligated to indemnify Buyer for the full amount of such losses, subject to the limitations set forth in this Section 10.  However, this Section 10.5 will not apply to Sections 3.22(c)(ii), Error! Reference source not found. and Error! Reference source not found. hereof, any Breach of any of Seller’s representations and warranties of which Seller or Gish had Knowledge at any time prior to the date on which such representation and warranty is made or any Breach by Seller of any covenant or obligation under this Agreement, and Seller will be liable for all Damages with respect to such Breaches.

(b)           Subject to Section 11, the maximum amount of Damages (other than Damages due to fraud, intentional misrepresentation, Breach of Section 3.3, 3.10, 3.13(c), 3.19, 3.22, Error! Reference source not found. or Error! Reference source not found. or Breach of covenants or obligations) with respect to which Seller shall be obligated to pay Indemnified Persons under this Agreement shall not exceed an amount equal to the Escrow Fund.

10.6.        Limitations On Amount-Buyer.

(a)           Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a) or (b) of Section 10.3 until the total of all Damages with respect to such matters exceeds US Dollars 200,000 (USD two hundred thousand), at which time Buyer shall be obligated to indemnify Seller for the full amount of such losses, subject to the limitations set forth in this Section 10.6.  However, this Section 10.6 will not apply to any Breach of any of Buyer’s representations and warranties of which Buyer had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by Buyer of any covenant or obligation, and Buyer will be liable for all Damages with respect to such Breaches.

(b)           The maximum amount of Damages with respect to which Buyer shall be obligated to pay Indemnified Persons under this Agreement shall not exceed an amount equal to the US Dollars 1,000,000 (USD One Million).

10.7.        Calculation of Indemnity Payments.

Subject to Section 10.8 requiring treatment of indemnity payments as adjustments to the Purchase Price, the amount of any Damages for which indemnification is provided under this Section 10 shall be (a) increased to take account of any net Tax cost actually incurred by the Buyer Indemnified Party arising from the receipt or accrual of indemnity payments hereunder (grossed up for such increase) and (b) reduced to take account of any net Tax benefit actually realized by the Buyer Indemnified Party arising from the incurrence of payment or accrual of any such indemnified amount.

10.8.        Tax Treatment of Indemnification.

For all Tax purposes, unless otherwise required by law, the parties hereto agree to treat (and shall cause each of their respective Affiliates to treat) any indemnity payment under this Agreement as an adjustment to the Purchase Price.

10.9.        Procedure For Indemnification-Third Party Claims.

(a)           Promptly after receipt by an indemnified party under Section 10.2 or 10.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party’s failure to give such notice.

(b)           If any Proceeding referred to in Section 10.9(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation.  If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its prior written consent.  If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten (10) days after the indemnified party’s notice is received by the indemnifying party, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

(c)           Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

10.10.      Procedure for Indemnification-Other Claims.

A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

10.11.      Arbitration.

Any dispute, controversy, or claim arising out of or relating to a failure to reach agreement on a financial calculation as described in Section 2.4(b) shall be settled by an arbitration proceeding conducted in accordance with this Section 10.11; provided, however, that such arbitration proceedings shall be binding on the parties and their principals, successors, assigns, subsidiaries and affiliates only with respect to a dispute described in Section 2.4(b).  Such arbitration proceeding shall be conducted before a panel of three (3) arbitrators, one of whom shall be selected by Buyer, one of whom shall be selected by Seller, and one of whom shall be selected by the first two (2) arbitrators so selected.  The arbitration proceeding shall take place in New York City, New York. Such arbitration shall be conducted in accordance with the commercial arbitration procedures of the American Arbitration Association. The Parties agree that a final judgment on the arbitration award respecting a dispute described in Section 2.4(b) may be entered by any court having jurisdiction thereof.  The cost of any arbitration under this section shall be borne equally by the Seller and the Buyer.

11.                                 TAX MATTERS

11.1.        Tax Indemnification.

(a)           Seller shall indemnify Gish, its Subsidiaries, Buyer and any Affiliates, officers, directors, employees, stockholders and agents thereof (each a “Tax Indemnitee”) and hold them harmless from and against any loss, claim, liability, expense, or other Damages incurred, accrued or suffered at any time by any Tax Indemnitee arising out of or attributable to any and all Taxes (or the nonpayment thereof) of (i) Gish and its Subsidiaries for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (each, a “Pre-Closing Tax Period”), (ii) any member of an affiliated, consolidated, combined or unitary group of which Gish or any Subsidiary (or any predecessor of either) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation, and (iii) of any person (other than Gish and its Subsidiaries) imposed on Gish or any Subsidiary as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing.

(b)           Any recovery to which a Tax Indemnitee is entitled under this Section 11.1 shall not be limited by the time limitations set forth in Section 10.4 or any of the limitations on the amount of Damages set forth in Section 10.5, regardless of whether the Damages giving rise to the claim are Damages described in Section 10.2.

11.2.        Straddle Period.

In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of Gish and its Subsidiaries for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which Gish or any Subsidiary holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of Gish and its Subsidiaries for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

11.3.        Filing of Tax Returns through the Closing Date.

Seller shall include the income of Gish and its Subsidiaries (including any deferred items under Reg. §1.1502-13 and any excess loss account under Reg. §1.1502-19) required to be recognized under applicable Tax law as income on Seller’s consolidated federal income Tax Returns for all periods through the Closing Date and pay any federal income Taxes attributable to such income. For all taxable periods ending on or before the Closing Date, Seller shall cause Gish and its Subsidiaries to join in Seller’s consolidated federal income tax return and, in jurisdictions requiring separate reporting from Seller, to file separate company state and local income tax returns. All such Tax Returns shall be prepared and filed in a manner consistent with prior practice, except as otherwise required by applicable law. Buyer shall have the right to review and comment on any such Tax Returns prepared by Seller as the same relate to Gish.  Buyer shall cause Gish and its Subsidiaries to furnish information to Seller as reasonably requested by Seller to allow Seller to satisfy its obligations under this Section 11. Gish and its Subsidiaries and Buyer shall consult and cooperate with Seller as to any elections to be made on returns of Gish and its Subsidiaries for periods ending on or before the Closing Date. Buyer shall cause Gish and its Subsidiaries to file income Tax Returns or shall include Gish and its Subsidiaries in its combined or consolidated income Tax Returns, for all periods other than periods ending on or before the Closing Date.

11.4.        Cooperation on Tax Matters.

(a)           Buyer, Gish and its Subsidiaries, and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 11 and any Audit. Such cooperation shall include providing powers of attorney and similar authorizations, the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such Audit and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Gish and its Subsidiaries and Seller agrees to (A) retain all books and records with respect to Tax matters pertinent to Gish and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Gish and its Subsidiaries or Seller, as the case may be, shall allow the other party to take possession of such books and records.

(b)           Buyer and Seller further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(c)           Buyer and Seller further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 or Section 6043A of the Code, or Treasury Regulations promulgated thereunder.

11.5.        Tax-Sharing Agreements.

All (if any) tax-sharing agreements or similar agreements with respect to or involving Gish and its Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, Gish and its Subsidiaries shall not be bound thereby or have any liability thereunder.

11.6.        Certain Taxes and Fees.

All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be shared equally by Buyer and Seller and Buyer and Seller will, at their joint and equal expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges.

11.7.        Audits.

Seller shall give notice and allow Gish and its counsel to observe any Audit of Seller’s consolidated federal income Tax Returns to the extent that such returns relate to Gish and its Subsidiaries.  Seller shall not settle any such Audit in a manner that could result in a liability or obligation to pay in excess of US Dollars ten thousand (USD 10,000) on the part of Gish and/or its Subsidiaries after the Closing Date without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.

11.8.        Carrybacks.

Seller shall immediately pay to Buyer any Tax refund (or reduction in Tax liability) resulting from a carryback of a post-acquisition Tax attribute of any of Gish and its Subsidiaries into the Seller consolidated Tax Return, when such refund (or reduction) is actually realized by Seller’s group. At Buyer’s request and expense, Seller will cooperate with Gish and its Subsidiaries in obtaining such refund (or reduction), including through the filing of amended Tax Returns or refund claims.

11.9.        Contests.

(a)           After the Closing Date, Buyer shall notify Seller in writing within ten (10) days of the date a claim is made or threatened in writing by any Taxing Authority that, if successful, may reasonably be expected to result in an indemnity payment by Seller under Section 11.1 (a “Tax Claim”).  Such notice shall contain factual information describing in reasonable detail the nature and basis of such claim and the amount thereof, to the extent known, and shall include copies of any notice or other document received from any Taxing Authority in respect of any such asserted Tax liability.  Failure by Buyer to give such notice to the Seller shall not relieve the Seller of any liability that it may have on account of its indemnification obligation under this Section 11, except to the extent that Seller demonstrates that the defense of such claim is prejudiced by Buyer’s failure to give such notice.

(b)           Seller will have the right, at its option, upon timely notice to Buyer, to assume at its own expense control of any Audit or other defense of any Tax Claim (other than a Tax Claim relating solely to Taxes of Gish for a Straddle Period, which as described below, the parties shall jointly control) with its own counsel, provided that Seller’s notice acknowledges Seller’s indemnification liability for such claim.  Seller’s right to control a Tax Claim will be limited to issues in respect of which amounts in dispute would be paid by Seller or for which Seller would be liable pursuant to Section 11.1.  Costs of defending or contesting such Tax Claims are to be borne by Seller unless the Tax Claim relates to a Straddle Period, in which event such costs shall be fairly apportioned as described below.  Buyer and Gish at their own expense each shall cooperate with Seller in contesting any Tax Claim, which cooperation shall include the retention and, upon Seller’s request, the provision of records and information that are reasonably relevant to such Tax Claim and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder.  Notwithstanding the foregoing, Seller shall neither consent nor agree to the settlement of any Tax Claim with respect to any liability for Taxes in excess of US Dollars ten thousand (USD 10,000) on the part of Gish or any affiliated group (as defined in Section 1504(a) of the Code) of which Gish is a member for any Post-Closing Tax Period without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. Neither Seller, nor any Affiliate of Seller, shall file an amended Tax Return that may increase the liability for Taxes of Gish for any Post-Closing Tax Period without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.  For the avoidance of doubt, unless otherwise authorized by Seller in writing, only Seller is authorized to file any Tax return respecting Gish and any of its Subsidiaries for any pre-Closing Tax period, including the portion of the Tax year ending on the Closing Date.  Buyer and Seller shall jointly control all proceedings taken in connection with any Tax Claims relating solely to a Straddle Period of Gish and each party shall bear its own out-of-pocket costs and expenses of the contest and all joint costs and expenses of the contest shall be borne in the same ratio as the applicable proposed Tax would be allocated.

12.                                 GENERAL PROVISIONS

12.1.        Non-Competition/Non-Solicitation.

(a)           For a period of five years after the Closing (the “Restricted Period”), the Seller shall not (and shall cause its Affiliates not to) engage, directly or indirectly, in any business that develops, manufactures, produces, markets or supplies products or services, or conducts other commercial activities, of the kind developed, manufactured, produced, marketed, supplied or conducted by Gish (or its successors) prior to the Closing or during the Restricted Period (including products, services and activities that are actively being considered by such entities) or, without prior written consent of the Buyer, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any Person engaged in developing, manufacturing, producing, marketing or supplying products or services, or engaged in other activities, of the kind developed, manufactured, produced, marketed, supplied or conducted by Buyer, Gish or their respective successors (including products and services that are actively being considered by such entities) prior to the Closing or during the Restricted Period; provided, however, that for the purposes of this Section 12.1, (i) the sale by Seller or its Affiliates to any Person, including any Person engaged in competition with Gish, Buyer or any Affiliate of Buyer, of materials for any purpose (exclusive of any material containing any of the GBS family of Heparin and/or non-Heparin coatings), and (ii) the ownership of securities having no more than one percent of the outstanding voting power of any competitor which are listed on any national securities exchange shall not be deemed to be in violation of this Section 12.1 as long as (with respect to the exception stated in clause (ii)), the Person owning such securities has no other connection or relationship with such competitor.

(b)           As a separate and independent covenant, the Seller agrees with the Buyer that, during the Restricted Period, Seller and its Affiliates will not in any way, directly or indirectly, for the purpose of conducting or engaging in any business that manufactures, produces or supplies products or services of the kind manufactured, produced or supplied by Gish (or its respective successors) prior to the Closing or during the Restricted Period, call upon, solicit, advise or otherwise do, or attempt to do, business with any customers of Gish with whom Gish had any dealings during any part of a two year period prior to Closing or during the Restricted Period or take away or interfere or attempt to interfere with any custom, trade, business or patronage of Gish (or its successors), or interfere with or attempt to interfere with the officers, employees, representatives or agents of either Buyer or Gish (or their respective successors), or induce or attempt to induce any of them to leave the employ of Buyer or Gish or violate the terms of their contracts, or any employment arrangements, with Buyer or Gish; provided, however, that the foregoing will not prohibit a general solicitation to the public of general advertising.

(c)           The Restricted Period for Seller and its Affiliates shall be extended by the length of any period during which such Seller or such Affiliate is in Breach of the terms of this Section 12.1.

(d)           If, at the time of enforcement of this Section 12.1, a court shall hold that the duration, scope, area or other restrictions stated herein are unreasonable under circumstances then existing, each of Seller and Buyer agree that it is the intention of the parties hereto that such provision should be enforceable to the maximum extent permissible under applicable law.

(e)           In the event of a Breach or Threatened Breach of any of the provisions contained in this Section 12.1, Seller agrees that Buyer shall be entitled to injunctive or other equitable relief in a court of appropriate jurisdiction to remedy any such Breach or Threatened Breach, and Seller acknowledges that damages would be inadequate and insufficient.  The existence of this right to injunctive and other equitable relief shall not limit any other rights or remedies that the Buyer may have at law or in equity including, without limitation, the right to monetary, compensatory and punitive damages.

(f)            Seller acknowledges that the covenant of the Sellers set forth in this Section 12.1 is an essential element of this Agreement and that, but for the agreement of Seller to comply with the covenant, Buyer would not have entered into this Agreement.  Seller acknowledges that (i) this Section 12.1 constitutes an independent covenant that shall not be affected by the performance or nonperformance of any other provision of this Agreement by Buyer.  Seller has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Section 12.1 are reasonable and proper.

12.2.        Expenses.

Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated by this Agreement, including all fees and expenses of agents, representatives, counsel, and accountants.  In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

12.3.        Public Announcements.

Any public announcement or similar publicity with respect to this Agreement will be issued, if at all, at such time and in such manner as Buyer and Seller jointly determine in advance; provided, however, that Seller may issue a press release or make a public filing respecting the execution of this Agreement or the Closing if it determines that such disclosure is necessary or prudent under applicable Legal Requirements.  Except as set forth in this Section 12.4, prior to the Closing each party shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person.  Seller and Buyer will consult with each other concerning the means by which Gish’s employees, customers, and suppliers and others having dealings with Gish will be informed of this Agreement or the transactions contemplated hereby.

12.4.        Confidentiality.

Between the date of this Agreement and the Closing Date, Buyer and Seller will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer, Seller and Gish to maintain in confidence, and not use to the detriment of another party or Gish any written, oral, or other information obtained in confidence from another party or Gish in connection with this Agreement or transactions contemplated hereby, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of this Agreement, or (c) the furnishing or use of such information is required in connection with legal proceedings.

If the transactions contemplated by this Agreement are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

12.5.        Notices.

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

If to Seller:

CardioTech International, Inc.

229 Andover Street

Wilmington, MA  01887

USA

Attention:  Michael Adams, Chief Executive Officer

Facsimile No.:  [***]

With a copy to:

Seyfarth Shaw LLP

Two Seaport Lane

Boston, MA 02210

USA

Attention:  David E. Dryer

Facsimile No.:  617 946 4801

If to Buyer:

MEDOS Medizintechnik AG

Obere Steinfurt 8 - 10

D - 52222 Stolberg

Germany

Attention:  Joachim Pelz, Dr. med. Thomas Theisen

Facsimile No.:  [***]

With a copy to:

Dewey Ballantine LLP

Taunusanlage 1

D-60329 Frankfurt am Main

Germany

Attention: Dr. Benedikt von Schorlemer LLM

Facsimile No.:  +49 69 36393333

12.6.        Jurisdiction; Service of Process

Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought against any of the parties in the courts of the State of New York or in the United States District Court for the Southern District of New York, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.  Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

12.7.        Further Assurances.

The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things,

all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

12.8.        Waiver.

The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

12.9.        Entire Agreement and Modification.

This Agreement supersedes all prior agreements between the parties with respect to its subject matter, and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.  This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

12.10.      Disclosure Schedule.

In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

12.11.      Assignments, Successors, and No Third-Party Rights.

Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, which will not be unreasonably withheld, except that Buyer may assign any of its rights under this Agreement to any wholly owned Affiliate.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.  This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

12.12.      Severability.

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

12.13.      Section Headings, Construction.

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

12.14.      Time Of Essence.

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

12.15.      Governing Law.

This Agreement will be governed by the laws of the Sate of New York without regard to conflicts of laws principles.

12.16.      Counterparts.

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

MEDOS MEDIZINTECHNIK AG		CARDIOTECH INTERNATIONAL, INC.

By:	/s/ Joachim Pelz	By:	/s/ Michael F. Adams
Joachim Pelz Chief Financial Officer		Michael F. Adams President
GISH BIOMEDICAL, INC.

By:	/s/ Thomas Theisen	By:	/s/ Eric G. Walters
Thomas Theisen		Eric G. Walters
Chief Sales Officer		Secretary

Exhibit 2.4(a)

License Agreement

(See Attached)

Exhibit 2.4(b)

Wire Instructions

[***]

Exhibit 2.7

Escrow Agreement

ESCROW AGREEMENT

THIS ESCROW AGREEMENT, dated as of June 30, 2007, is by and among CardioTech International Inc., a Massachusetts corporation (“Seller”), MEDOS Medizintechnik AG, a company organized under the laws of the Federal Republic of Germany (“Buyer”), Citizens Bank of Massachusetts, a bank organized under the laws of the Commonwealth of Massachusetts acting by an through its Institutional Services Group with an office at 870 Westminster Street, Providence, Rhode Island 02903, in its capacity as escrow agent only (the “Escrow Agent”). Capitalized terms used herein without definition and defined in that certain Stock Purchase Agreement by and among Seller, Gish Biomedical, Inc. (“Gish”) and Buyer dated as of the date of this Agreement (the “Purchase Agreement”), shall have the same respective meanings herein as therein, unless the context otherwise requires.

BACKGROUND

A.            Buyer, Seller and Gish have entered into the Purchase Agreement pursuant to which Buyer is purchasing 100% of the capital stock of Gish held beneficially and of record by Seller. The Purchase Agreement provides for the deposit of $1,000,000.00 into escrow to fund indemnification obligations of Seller set forth in the Purchase Agreement. ..

B.            Escrow Agent has agreed to accept, hold, and disburse the funds deposited with it and the earnings thereon in accordance with the terms of this Escrow Agreement.

C.            Pursuant to the Purchase Agreement, Seller and Buyer have each appointed the Representatives (as defined below) to represent them for all purposes in connection with the funds to be deposited with Escrow Agent, the indemnification provisions of the Purchase Agreement and this Escrow Agreement.

D.            In order to establish the escrow of funds and to effect the indemnification provisions of the Purchase Agreement, the parties hereto have entered into this Escrow Agreement.

STATEMENT OF AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1.             Definitions.           The following terms shall have the following meanings when used herein:

“Buyer Representative” shall mean Joachim Pelz or any other person designated in a writing signed by Buyer and delivered to Escrow Agent and the Seller Representative in accordance with the notice provisions of this Escrow Agreement, to act as its representative under this Escrow Agreement

“Claim” shall mean a claim for indemnification by Buyer pursuant to the Purchase Agreement.

“Claim Notice” shall mean a written notification, signed by the Buyer Representative, which shall specify the obligation, representation or agreement in the Purchase Agreement with respect to which a Claim is being made, the facts giving rise to and the alleged basis for such Claim, the Estimated Claim Amount of such Claim, and the date of such Claim Notice.  Each Claim Notice also shall include a certification by the Buyer Representative that the Claim is being made pursuant to the Purchase Agreement and this Escrow Agreement.

“Claim Response” shall mean a written notification, signed by the Seller Representative, which shall set forth whether or not Seller disputes any matter with respect to a Claim Notice or the Claim described therein.

“Escrow Funds” shall mean the funds deposited with Escrow Agent pursuant to Section 3 of this Agreement, together with any interest and other income thereon.

“Escrow Period” shall mean the period commencing on the date hereof and ending on the first anniversary of this Escrow Agreement.

“Estimated Claim Amount” shall mean the amount designated by the Buyer Representative to be the amount of any Claim for which a Claim Notice has been delivered.

“Joint Written Direction” shall mean a written direction executed by the Representatives and directing Escrow Agent to disburse all or a portion of the Escrow Funds or to take or refrain from taking an action pursuant to this Escrow Agreement.

“Representatives” shall mean the Seller Representative and the Buyer Representative.

“Seller Representative” shall mean Eric Walters, the Chief Financial Officer of Seller, or any other person designated in a writing signed by Seller and delivered to Escrow Agent and the Buyer Representative in accordance with the notice provisions of this Escrow Agreement, to act as its representative under this Escrow Agreement.

2.             Appointment of and Acceptance by Escrow Agent.  Buyer and Seller hereby appoint Escrow Agent to serve as escrow agent hereunder.  Escrow Agent hereby accepts such appointment and, upon receipt by wire transfer of the Escrow Funds in accordance with Section 3 below, agrees to hold, invest and disburse the Escrow Funds in accordance with this Escrow Agreement.

3.             Deposit of Escrow Funds.  Simultaneously with the execution and delivery of this Escrow Agreement, Buyer will transfer and deposit $1,000,000 (such amount, and all income earned from investment of such amount, and additions thereto, if any, the “Escrow Fund”) with the Escrow Agent in a separate account in the name of “Gish Escrow” (the “Escrow Account”).

The Escrow shall be invested, administered and distributed in accordance with the terms set forth below.

4.             Investment of Funds.  Escrow Agent is herein directed and instructed to initially invest and reinvest the Escrow Fund in any institutional money market fund offered by Escrow Agent, including any institutional money market fund managed by Escrow Agent or any of its affiliates.  All investment earnings shall become part of the Escrow Fund and investment losses shall be charged against the Escrow Fund.  Escrow Agent shall not be liable or responsible for loss in the value of any investment made pursuant to this Escrow Agreement, or for any loss, cost or penalty resulting from any sale or liquidation of the Escrow Fund.

5.             Disbursements of Escrow Funds.

(a)           Joint Written Direction.  Escrow Agent shall disburse Escrow Funds at any time and from time to time, upon receipt of, and in accordance with, a Joint Written Direction.  Such Joint Written Direction shall contain wiring instructions or an address to which a check shall be sent.

(b)           Expiration of Escrow Period.  Upon the expiration of the Escrow Period, Escrow Agent shall:  (i) retain in the Escrow Account sufficient funds to pay in full all Estimated Claim Amounts, if any, that have not been resolved at such time by the delivery to Escrow Agent of a Joint Written Direction; and (ii) distribute, as promptly as practicable, the balance of the Escrow Fund to Seller.

If upon the expiration of the Escrow Period, Escrow Agent has retained any Escrow Funds with respect to Estimated Claim Amounts pursuant to this Section 5, then the Escrow Agent may, in its sole discretion, either (i) retain all such remaining Escrow Funds, to be held and invested in accordance with the provisions of this Escrow Agreement, until receipt by Escrow Agent of a Joint Written Direction with respect to the disposition of such amounts, or (ii) pay over all remaining Escrow Funds to a court of competent jurisdiction in the manner described in Section  7 below.

6.             Indemnification Claims.  The Buyer Representative shall deliver each Claim Notice to the Seller Representative and Escrow Agent, such delivery to be in accordance with the notice provisions of this Escrow Agreement.

Upon receipt of any Claim Notice, Escrow Agent shall promptly make entries or notations in the account records relating to the Escrow Fund, indicating that funds in the amount of the Estimated Claim Amount are reserved to satisfy such Claim, and identifying the date and number of such Claim Notice.

Within thirty (30) days of receipt by the Seller Representative of any Claim Notice, the Seller Representative shall deliver a Claim Response to the Buyer Representative and Escrow Agent, such delivery to be in accordance with the notice provisions of this Escrow Agreement.  If the Seller Representative fails to provide a Claim Response within 30 days of receipt of any Claim Notice, the Escrow Agent shall disperse funds in accordance with the Claim Notice.  Escrow Agent shall have no responsibility to determine whether any Claim Notice or Claim

Response has been received by Buyer or Seller, as applicable, or to provide any Claim Notice or Claim Response to Buyer or Seller.

7.             Resignation of Escrow Agent.  The Escrow Agent in its sole discretion may resign at any time and be discharged of its duties hereunder by giving thirty (30) days prior written notice to the Seller and Buyer, and which notice shall specify the date of such resignation.  In the event the Seller and Buyer fail to appoint a successor escrow agent and notify the Escrow Agent in writing of such appointment within such thirty (30) day period, the Escrow Agent shall be deemed to be solely a custodian of the Escrow Account without further duties hereunder, and shall be entitled to petition a court of competent jurisdiction to appoint a successor escrow agent.  Upon the appointment of a successor escrow agent by the parties hereunder or by such court, the Escrow Agent’s duties and liabilities under this Escrow Agreement shall terminate.

8.             Tax Reporting  The parties agree that, for tax reporting purposes, all interest or other income earned from the investment of the Escrow Fund in any tax year shall to the extent such interest or other income is distributed by the Escrow Agent to any person or entity pursuant to the terms of this Agreement during such tax year, be allocated to such person or entity.

9.             Compensation of Escrow Agent.  In consideration of the services provided by the Escrow Agent in the performance of its duties hereunder, Buyer and Seller agree to reimburse the Escrow Agent for all costs and expenses incurred by it with respect to this Escrow Agreement, including reasonable fees of legal counsel and other consultants, and to further compensate the Escrow Agent in accordance with the fee arrangement described in Exhibit A attached hereto.  Buyer and Seller agree that the Escrow Agent shall have and the Buyer and Seller hereby grant to the Escrow Agent, a first lien for the payment of such costs and expenses upon the Escrow Fund in the Escrow Account.

10.           Limitation of Escrow Agent’s Duties.

(a)           Buyer and Seller acknowledge that the duties of the Escrow Agent hereunder are solely ministerial in nature, and have been requested for their convenience.  The Escrow Agent shall not be deemed to be the agent of either Buyer or Seller, or to have any legal or beneficial interest in any of funds in the Escrow Account.  The Buyer and Seller agree that the Escrow Agent is a party to the Escrow Agreement only and has no duties or responsibilities in connection with any agreements related hereto, and that the Escrow Agent shall not be liable for any act or omission taken or suffered in good faith with respect to this Escrow Agreement unless such act or omission is the result of the gross negligence or willful misconduct of the Escrow Agent.

(b)           The Escrow Agent may consult with legal counsel and shall be fully protected and incur no liability relative to any action or inaction taken in good faith in accordance with the advice of such counsel.  The Escrow Agent shall have no responsibility for determining the genuineness or validity of any certificate, document, notice or other instrument or item presented to or deposited with it, and shall be fully protected in acting in accordance with any written instruction given to it by the Representatives in accordance with and pursuant to the terms of this Escrow Agreement and reasonably believed by the Escrow Agent to have been signed by such Representatives.

(c)           The Escrow Agent shall not be responsible for any losses relative to the investment or liquidation of the Escrow Fund, provided such Escrow Fund is invested and held in accordance with Section 2 hereof.  The Escrow Agent further shall not be responsible for assuring that funds in the Escrow Account are sufficient for the disbursements contemplated under Section 5 and Section 6 hereof.

(d)           The Escrow Agent shall not be required to institute legal proceedings of any kind.  The Escrow Agent shall not be required to defend any legal proceedings which may be instituted against it with respect to this Agreement unless requested to do so in writing by Representatives, and unless and until it is indemnified by the Buyer and Seller to the satisfaction of the Escrow Agent, in its sole discretion, against the cost and expense of such defense, including without limitation the reasonable fees and expenses of its legal counsel.  If any conflicting demand shall be made upon the Escrow Agent, it shall not be required to determine the same or take any action thereon and may await settlement of the controversy by appropriate and nonappealable legal proceedings.  Upon the commencement of any action against or otherwise involving the Escrow Agent with respect to this Agreement, or upon advice of counsel under paragraph (b) hereunder, the Escrow Agent shall be entitled to interplead the matter of this escrow into a court of competent jurisdiction in the Commonwealth of Massachusetts and, in such event, the Escrow Agent shall be relieved of and discharged from any and all obligations and liabilities under this Agreement.  In any such action, the Escrow Agent shall be entitled to the indemnities provided in Section 11 hereof.

11.           Indemnification of Escrow Agent.  Buyer and Seller hold harmless and indemnify the Escrow Agent, its directors, officers, employees and agents from and against all obligations, liabilities, claims, suits, judgments, losses, damages, costs or expenses of any kind or nature, including without limitation reasonable attorneys’ fees, which may be imposed on, incurred by, or asserted against the Escrow Agent or the Escrow Agent’s duties hereunder.  The foregoing indemnities shall survive the resignation of the Escrow Agent or the termination of this Escrow Agreement.  The parties agree that the Escrow Agent shall have and hereby grant the Escrow Agent a first lien for the payment of such expenses upon the Escrow Assets in the Escrow Account.

12.           Notices.  All demands, notices and communications hereunder shall be in writing and shall be given prepaid, by hand-delivery, courier service or certified or registered United States mail, return receipt requested, and addressed to the party for whom intended, at the following addresses:

(a)           If to Seller:

CardioTech International, Inc.

229 Andover Street

Wilmington, MA  01887 USA

Attention:  Michael Adams, Chief Executive Officer

Facsimile No.:

With a copy to:

Seyfarth Shaw LLP

Two Seaport Lane

Boston, MA 02210 USA

Attention:  David E. Dryer

Facsimile No.:  617 946 4801

(b)           If to Buyer:

MEDOS Medizintechnik AG

Obere Steinfurt 8 - 10

D - 52222 Stolberg

Germany

Attention:  Joachim Pelz, Dr. med. Thomas Theisen

Facsimile No.:

With a copy to:

Dewey Ballantine LLP

Taunusanlage 1

D-60329 Frankfurt am Main

Germany

Attention: Dr. Benedikt von Schorlemer LLM

Facsimile No.:  +49 69 36393333

(c)           If to Escrow Agent

Citizens Bank of Massachusetts

870 Westminster Street

Providence, Rhode Island  02903

Attn:  Institutional Services Group

Facsimile No:

13.           Governing Law and Severability.  This agreement shall be construed, and the obligations, rights and remedies of the parties hereunder shall be determined, in accordance with the laws of the Commonwealth of Massachusetts. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and the Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.

14.           General Provisions.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.  This Agreement shall bind and inure to the benefit of the parties hereto, and their respective successors and assigns, and shall not be modified or amended except by a written instrument executed by the parties hereto.

EXECUTED by the duly-authorized officers of the parties as of the date first above written.

BUYER:	SELLER:
MEDOS MEDIZINTECHNIK AG	CARDIOTECH INTERNATIONAL, INC..

By:	By:

CITIZENS BANK of Massachusetts,

as Escrow Agent

By:

Title:

Exhibit 3.10(1)

Pages 60 - 63 of Form 1120 of Seller

(Intentionally omitted)

Exhibit 7.4(a)

Opinion by Seyfarth Shaw LLP

(Intentionally omitted)

Exhibit 10.2(g)

List of employees

[***]

DISCLOSURE SCHEDULES

The information disclosed herein is arranged by separate sections corresponding to the equivalent sections referenced in the Stock Purchase Agreement effective as of June 30, 2007 by and among CardioTech International Inc. (the “Seller” or “CardioTech”), Gish Biomedical, Inc. (“Gish”) and Medos Medizintechnik AG (“Buyer”) (the “Agreement”).  Capitalized terms used herein without definition shall, unless the context requires otherwise, have the respective meanings ascribed to them in such Agreement.  Disclosure under one section shall be deemed disclosure under each other section of the Agreement, as applicable, where it is readily apparent on the face of the information disclosed that it should be an exception to such section of the Agreement.  If a section is not listed below, it is because additional disclosure under such section is not required.  Where the terms of a contract or other disclosure item have been summarized or described in this Disclosure Schedule, such summary or description does not purport to be a complete statement of the material terms of such lease, contract or other item.  Copies of all written contracts and other items listed in this Disclosure Schedule have been provided to Buyer.  The disclosure of any matter in the Disclosure Schedules shall not be construed as indicating that such matter is material to the business, operation, financial condition, prospects or capital structure of the Company or is necessarily required to be disclosed in order for any representation or warranty in the Agreement to be true and correct in any respect.  Headings in the Disclosure Schedules are for convenience only and shall not affect in any way the meaning of the Disclosure Schedules. References herein to “the Company” are deemed to refer to the Company’s predecessor entity where the context requires.

Part 3.2

Authority; No Conflict

[***]

Part 3.5

Books and Records

[***]

Part 3.6

Title to Properties; Encumbrances

[***]

Part 3.7

Condition and Sufficiency of Assets

[***]

Part 3.8

Accounts Receivable

[***]

Part 3.9

Inventory

[***]

Part 3.10

Taxes

[***]

Part 3.11

No Material Adverse Change

[***]

Part 3.12

Labor and Employment Matters

[***]

1

Part 3.13

Compliance with Legal Requirements; Governmental Authorizations

[***]

2

Part 3.14

Legal Proceedings; Orders

[***]

3

Part 3.16

Absence of Certain Changes and Events

[***]

4

Part. 3.17

Contracts; No Defaults

[***]

5

Part 3.18

Insurance

[***]

6

Part 3.19

Environmental Matters

[***]

7

Part 3.20

Employees

[***]

8

Part 3.22

Intellectual Property

[***]

9